Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES, AND LAWS.  THIS RESTRUCTURING SUPPORT AGREEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO THE TERMS OF ANY CONFIDENTIALITY AGREEMENTS (AS DEFINED HEREIN).

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of April 14, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub‑clauses (i) and (ii) of this preamble, collectively, the “Parties”):1

i.
Frontier Communications Corporation, a company incorporated under the Laws of Delaware (“Frontier”), and each of its direct and indirect subsidiaries listed on Exhibit A to this Agreement that has executed and delivered counterpart signature pages to this Agreement to the Noteholder Groups Counsels (the Entities in this clause (i), collectively, the “Company Parties”); and

ii.
the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Notes Claims that have executed and delivered counterpart signature pages to this Agreement on the Execution Date or subsequently delivered a Joinder or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Noteholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms (a) set forth in this Agreement and (b) as specified in the restructuring term sheet attached as Exhibit B hereto (as may be amended, supplemented, or modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) (such transactions as described in, and in accordance with, this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

[1]
Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement or the Restructuring Term Sheet (as defined below), as applicable.

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement (including the exhibits hereto).

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.            Definitions and Interpretation.

1.01.      Definitions.  The following terms shall have the following definitions:

“1991 Notes Indenture” means that certain Base Indenture, dated as of August 15, 1991, by and between Frontier, as issuer, and JPMorgan Chase Bank, N.A., as successor trustee, as amended, supplemented, or modified from time to time.

“2001 Notes Indenture” means that certain Indenture, dated as of August 16, 2001, by and between Frontier, as issuer, and JPMorgan Chase Bank, N.A., as successor trustee, as amended, supplemented, or modified from time to time.

“2006 Notes Indenture” means that certain Indenture, dated as of December 22, 2006, by and between Frontier, as issuer, and The Bank of New York, as trustee, as amended, supplemented, or modified from time to time.

 “2009 Notes Indenture” means that certain Base Indenture, dated as of April 9, 2009, by and between Frontier, as issuer, and The Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

“2010 Notes Indenture” means that certain Indenture, dated as of April 12, 2010, by and between New Communications Holdings Inc., as issuer, and the Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

“2015 Notes Indenture” means that certain Base Indenture, dated as of September 25, 2015, by and between Frontier, as issuer, and The Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

“2020 April Notes” means the 8.500% unsecured notes due April 15, 2020, issued pursuant to the 2010 Notes Indenture.

“2020 September Notes” means the 8.875% unsecured notes due September 15, 2020, issued pursuant to the 2015 Notes Indenture.

“2021 July Notes” means the 9.250% unsecured notes due July 1, 2021, issued pursuant to the 2009 Notes Indenture.

“2021 September Notes” means the 6.250% unsecured notes due September 15, 2021, issued pursuant to the 2009 Notes Indenture.

“2022 April Notes” means the 8.750% unsecured notes due April 15, 2022, issued pursuant to the 2010 Notes Indenture.

“2022 September Notes” means the 10.500% unsecured notes due September 15, 2022, issued pursuant to the 2015 Notes Indenture.

“2023 Notes” means the 7.125% unsecured notes due January 15, 2023, issued pursuant to the 2009 Notes Indenture.

“2024 Notes” means the 7.625% unsecured notes due April 15, 2024, issued pursuant to the 2009 Notes Indenture.

“2025 January Notes” means the 6.875% unsecured notes due January 15, 2025, issued pursuant to the 2009 Notes Indenture.

“2025 November Notes” means the 7.000% unsecured debentures due November 1, 2025, issued pursuant to the 1991 Notes Indenture.

“2025 September Notes” means the 11.000% unsecured notes due September 15, 2025, issued pursuant to the 2015 Notes Indenture.

“2026 Notes” means the 6.800% unsecured debentures due August 15, 2026, issued pursuant to the 1991 Notes Indenture.

“2027 Notes” means the 7.875% unsecured notes due January 15, 2027, issued pursuant to the 2006 Notes Indenture.

“2031 Notes” means the 9.000% unsecured notes due August 15, 2031, issued pursuant to the 2001 Notes Indenture.

“2034 Notes” means the 7.680% unsecured debentures due October 1, 2034, issued pursuant to the 1991 Notes Indenture.

“2035 Notes” means the 7.450% unsecured debentures due July 1, 2035, issued pursuant to the 1991 Notes Indenture.

“2046 Notes” means the 7.050% unsecured debentures due October 1, 2046, issued pursuant to the 1991 Notes Indenture.

“Affiliate” has the meaning set forth in the Restructuring Term Sheet.

“Agents” means any administrative agent, collateral agent, or other agent or similar entity under the Credit Agreement or the DIP Credit Agreement.

“AG Notes Group” means the ad hoc group or committee of Consenting Noteholders represented by the AG Group Representatives.

“AG Group Representatives” means Akin and Ducera.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Akin” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the AG Notes Group.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties, in each case, other than the Restructuring Transactions.

“Altman” means Altman Vilandrie & Company, as advisor to the Noteholder Groups.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, if applicable, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Cases.

“Benefit Agreement” means any employment, consulting, incentive compensation, bonus, deferred compensation, severance, change of control, retention, stock purchase, equity, or equity-based compensation or similar agreement between a Company Party or its subsidiaries, on the one hand, and any employee, officer, director, or consultant of a Company Party or any of its subsidiaries (each a “Service Provider”), on the other hand.

“Benefit Plan” means any “employee benefit plan” (as defined in section 3(3) of ERISA (whether or not subject to ERISA)) and each other benefit or compensation, bonus, savings, pension, profit-sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, salary continuation, disability, death benefit, hospitalization, medical, life insurance, welfare benefit or other plan, program, policy, arrangement or agreement sponsored, maintained or contributed to or required to be maintained or contributed to by a Company Party or its subsidiaries, in each case, providing benefits to any Service Provider or any of their respective dependents or with respect to which a Company Party or any of its subsidiaries or Affiliates has any liability, contingent or otherwise.

“Board” means the board of directors of Frontier.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” has the meaning set forth in the Restructuring Term Sheet.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Compensation Consultant” means that certain compensation consultant retained jointly by the Noteholder Groups.

“Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Consenting Noteholder, including provisions thereunder with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Date” means the date on which Confirmation occurs.

“Confirmation Order” has the meaning set forth in the Restructuring Term Sheet.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Credit Agreement” means that certain credit agreement, dated as of February 27, 2017, as amended, modified, or supplemented from time to time, by and among Frontier, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time thereto.

“Debtors” means Frontier and its affiliates and subsidiaries that file chapter 11 petitions.

“Definitive Documents” means the documents set forth in Section 3.01.

“DIP Budget” means that certain budget provided pursuant to the terms of the DIP Credit Agreement, including any updates delivered or provided with respect thereto.

“DIP Claims” means any Claim against a Debtor arising under, derived from, based on, or related to the DIP Facility Documents.

“DIP Credit Agreement” means that certain credit agreement evidencing the DIP Facility in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement, and pursuant to the term and conditions to be set forth in the DIP Orders.

“DIP Facility” means that certain debtor-in-possession financing facility to be provided to the Company Parties in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement, and pursuant to the terms and conditions of the DIP Orders.

“DIP Facility Documents” means, collectively, the DIP Credit Agreement, the DIP Budget, and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.

“DIP Lenders” means the lenders providing the DIP Facility under the DIP Facility Documents.

“DIP Motion” means the motion filed by the Debtors seeking entry of the DIP Orders.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

“Ducera” means Ducera Partners LLC, as financial advisor to the AG Notes Group.

“Entity” has the meaning set forth in the Restructuring Term Sheet.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement and including any equity security (as such term is defined in Bankruptcy Code section 101(16)) in a Company Party).

“ERISA” means the Employee Retirement Income Act of 1974, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Credit Agreement” means that certain credit agreement evidencing the Exit Facility in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement.

“Exit Facility” means that certain credit facility to be provided to the Company Parties in accordance with the terms, and subject in all respect to the conditions, as set forth in this Agreement.

“Exit Facility Documents” means, collectively, the Exit Credit Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the Exit Facility, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents

“FCC” has the meaning set forth in Section 3.01.

“First Day Pleadings” means the “first-day” pleadings that the Company Parties intend to file upon the commencement of, or determine are necessary or desirable to file in connection with, the Chapter 11 Cases.

“Final DIP Order” means the final order by the Bankruptcy Court authorizing the Debtors’ entry into the DIP Facility Documents.

“Finance Committee” means the finance committee of the Board.

“First Lien Notes” means the 8.000% first lien secured notes due April 1, 2027, issued by Frontier pursuant to the First Lien Notes Indenture.

“First Lien Notes Claims” means any Claim against a Debtor arising under, derived from, based on, or related to the First Lien Notes or the First Lien Notes Indenture.

“First Lien Notes Indenture” means that certain Indenture, dated as of March 15, 2019, by and among Frontier, as issuer, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as collateral agent, and The Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

“Florida Sale Leaseback Transaction” means that certain proposed sale leaseback transaction to be entered into by the Company Parties with respect to the following properties: (a) 610 East Zack Street, Tampa, FL 33602; (b) 1701 Ringling Boulevard, Sarasota, FL 34236; (c) 821 1st Avenue North, St. Petersburg, FL 33701; and (d) 1280 Cleveland Street, Clearwater, FL 33755.

“Frontier” has the meaning set forth in the preamble to this Agreement.

“Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the MB Notes Group.

“IDRB” means the 6.200% industrial development revenue bonds due May 1, 2030, issued pursuant to the IDRB Loan Agreement.

“IDRB Claims” means any Claim against a Debtor arising under, derived from, based on, or related to the IDRB or IDRB Loan Agreement.

“IDRB Loan Agreement” means that certain Loan Agreement, dated as of May 1, 1995, by and among Citizens Utilities Company and The Industrial Development Authority of the County of Maricopa, as issuer, as amended, modified, or supplemented from time to time.

“Incremental Payments” has the meaning set forth in the Restructuring Term Sheet.

“Interim DIP Order” means the interim order by the Bankruptcy Court authorizing the Debtors’ entry into the DIP Facility Documents.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Management Incentive Plan” means the management incentive plan to be implemented with respect to Reorganized Frontier in accordance with the terms, and subject in all respects to the conditions, as set forth in the Restructuring Term Sheet.

“MB Notes Group” means the ad hoc group or committee of Consenting Noteholders represented by the MB Group Representatives.

“MB Group Representatives” means Houlihan and Milbank.

“Milbank” means Milbank LLP, as counsel to the MB Notes Group.

“Milestones” means the milestones set forth in Section 4.

“New Common Stock” means the common stock of Reorganized Frontier to be issued on the Plan Effective Date.

“NOL Rights Plan” means that certain Section 382 Rights Agreement, dated as of July 1, 2019, between Frontier and Computershare Trust Company, N.A., as Rights Agent, as amended, restated, modified, supplemented, or replaced from time to time.

“Noteholder Groups” means, together, the MB Notes Group and the AG Notes Group.

“Noteholder Groups Counsels” means, together, Akin and Milbank.

“Noteholder Representatives” means Akin, Altman, Ducera, Houlihan and Milbank.

“New Organizational Documents” means the organizational and governance documents for the Reorganized Debtors and any subsidiaries thereof, including, as applicable, the certificates or articles of incorporation, certificates of formation or certificates of limited partnership, bylaws, limited liability company agreements, or limited partnership agreements, stockholder or shareholder agreements, the Registration Rights Agreement, the identity of proposed members of the Reorganized Frontier Board, indemnification agreements, and registration rights agreements (or equivalent governing documents of any of the foregoing).

“October Three” means October Three Consulting LLC, as pension advisor to the MB Notes Group.

“Outside Date” means the date that is twelve (12) months after the Petition Date (the “Initial Outside Date”); provided, that (a) the Initial Outside Date may be extended for two (2) additional three (3) month periods (for a total of fifteen (15) months and then eighteen (18) months from the Petition Date, respectively), in each case, solely to the extent that the Company Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Plan Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit (including the FCC and PUCs) necessary for the occurrence of the Plan Effective Date and (b) the Parties shall negotiate in good faith for a further reasonable extension of the Outside Date if the Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Plan Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit (including the FCC and PUCs) necessary for the occurrence of the Plan Effective Date by the Outside Date as extended pursuant to clause (a) hereof.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Senior Notes Claims who meets the requirements of Section 9.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

“Petition Date” means the date on which each of the Debtors file its respective petition for relief commencing its Chapter 11 Case.

“Plan” means the joint chapter 11 plan of reorganization to be filed by the Debtors in the Chapter 11 Cases to implement the Restructuring Transactions in accordance with this Agreement and the Definitive Documents.

“Plan Effective Date” means the date on which all conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan, and the Plan is substantially consummated according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors with the Bankruptcy Court.

“PNW Purchase Agreement” means that certain Purchase Agreement, dated as of May 28, 2019, by and among Frontier, Frontier Communications ILEC Holdings LLC, and Northwest Fiber, LLC.

“PNW Sale” means the sale of all the issued and outstanding equity interest of certain subsidiaries of Frontier and Frontier Communications ILEC Holdings LLC that operate Frontier’s businesses in Washington, Oregon, Idaho, and Montana to Northwest Fiber, LLC as reflected in the PNW Purchase Agreement.

“PNW Sale Assumption Motion” means the motion filed by the Debtors seeking approval of the Debtors’ assumption of the PNW Purchase Agreement and the PNW Sale, including all actions taken or required to be taken in connection with the implementation and consummation of, and performance under, the PNW Purchase Agreement, including the Transition Services Agreement, attached as Exhibit B thereto.

“PUC” has the meaning set forth in Section 3.01.

“RDOF” means the Rural Digital Opportunity Fund program administered by the FCC.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Senior Notes Claims (or enter with customers into long and short positions in Senior Notes Claims), in its capacity as a dealer or market maker in Senior Notes Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Registration Rights Agreement” means any agreements providing registration rights to the Consenting Noteholders or any other parties, in each case, on account of the New Common Stock.

“Reorganized Frontier” means either (a) Frontier, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date, or (b) a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Stock to be distributed pursuant to the Plan.

“Reorganized Frontier Board” means the board of directors (or other applicable governing body) of Reorganized Frontier.

“Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date, including Reorganized Frontier.

“Required Consenting Noteholders” means, as of the relevant date, the Consenting Noteholders then holding, controlling, or having the ability to control, greater than fifty and one‑tenth percent (50.1%) of the aggregate outstanding principal amount of Senior Notes Claims that are held by all Consenting Noteholders as of such date.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Revolving Credit Claims” means any Claim against a Debtor arising under, derived from, based on, or related to the Revolving Credit Facility provided for in the Credit Agreement.

“Revolving Credit Facility” means that certain prepetition senior secured revolving credit facility provided for under the Credit Agreement in the original aggregate principal amount of $850 million, subject to adjustment from time to time.

“RSA Effective Date” has the meaning set forth in the Restructuring Term Sheet.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Second Lien Notes” means the 8.500% second lien secured notes due April 1, 2026, issued by Frontier pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Claims” means any Claim against a Debtor arising from or based upon the Second Lien Notes, the Second Lien Notes Indenture, or any guarantee and ancillary documents executed in connection with the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means that certain Indenture, dated as of March 19, 2018, by and among Frontier, as issuer, the subsidiary guarantors party thereto, and The Bank of New York Mellon, as trustee and collateral agent, as amended, supplemented, or modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means, collectively, the 2020 April Notes, the 2020 September Notes, the 2021 July Notes, the 2021 September Notes, the 2022 April Notes, the 2022 September Notes, the 2023 Notes, the 2024 Notes, the 2025 January Notes, the 2025 November Notes, the 2025 September Notes, the 2026 Notes, the 2027 Notes, the 2031 Notes, the 2034 Notes, the 2035 Notes, and the 2046 Notes.

“Senior Notes Claims” means any Claim against a Debtor arising under, derived from, based on, or related to the Senior Notes or the Senior Notes Indenture.

“Senior Notes Indentures” means, collectively, the 1991 Notes Indenture, the 2001 Notes Indenture, the 2006 Notes Indenture, the 2009 Notes Indenture, the 2010 Notes Indenture, and the 2015 Notes Indenture.

“Solicitation Commencement Date” means the date that the Company Parties commence solicitation of votes to approve or reject the Plan from holders of Senior Notes Claims.

“Specified Material Actions” has the meaning set forth in Section 7.02(i) of this Agreement.

“Solicitation Materials” means any materials related to the solicitation of votes for the Plan pursuant to sections 1123, 1126, and 1143 of the Bankruptcy Code.

“Specified Period” means, with respect to each Consenting Noteholder, the period commencing as of the date such Consenting Noteholder, as applicable, executes this Agreement until the Termination Date, as to such Consenting Noteholder.

“Takeback Debt” has the meaning set forth in the Restructuring Term Sheet.

“Takeback Debt Documents” means, collectively, such agreements, documents, and instruments delivered and entered into in connection with the Takeback Debt, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.

“Term Loan Facility” means that certain prepetition senior secured term loan facility provided for under the Credit Agreement in the original aggregate principal amount of $1.74 billion by and between certain of the Debtors as obligors or guarantors and the lenders thereto.

“Term Loan Claims” means any Claim against a Debtor arising under, derived from, based on, or related to the Term Loan Credit Facility provided for in the Credit Agreement.

“Term Sheets” means, collectively, the terms sheets attached as exhibits to this Agreement, including the Restructuring Term Sheet.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01, 13.02, 13.03, or 13.04.

“Transfer” means to sell, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit D.

“Trustees” means, collectively, any indenture trustee, collateral trustee, or other trustee or similar entity under the Senior Notes Indentures.

“Virtual Separation” has the meaning set forth in the Restructuring Term Sheet.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1998 or any similar state, local or foreign Law which calls for advance notification, wage or benefits continuation in the event of layoffs, closure or all or part of a business or operation, or relocation of work.

1.02.      Interpretation.  For purposes of this Agreement:

(a)         in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)         capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)         unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)         unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)         unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)          the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)         captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)         references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)          the use of “include” or “including” is without limitation, whether or not they are in fact followed by those words or words of like import; and

(j)          the use of “writing,” written” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form.

Section 2.            Effectiveness of this Agreement.  This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)         each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to the Noteholder Groups Counsels;

(b)         holders of at least sixty-six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of Senior Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(c)         all of the accrued and outstanding, reasonable and documented fees, costs, and expenses of the following advisors shall have been paid in full and in cash: (i) Akin, (ii) Altman, (iii) Ducera, (iv) Houlihan, (v) Milbank, and (vi) October Three; and

(d)         counsel to the Company Parties shall have given notice to the Noteholder Groups Counsels in the manner set forth in Section 15.10 of this Agreement (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have been satisfied or waived in accordance with this Agreement.

Section 3.            Definitive Documents.

3.01.      The Definitive Documents governing the Restructuring Transactions shall include the following:  (A) the Plan (and any and all exhibits annexes and schedules thereto); (B) the Confirmation Order; (C) the Disclosure Statement and the other Solicitation Materials; (D) the Disclosure Statement Order; (E) all pleadings filed by the Company Parties in connection with the Chapter 11 Cases (or related orders), including the First Day Pleadings and all orders sought pursuant thereto; (F) the Plan Supplement; (G) the DIP Facility Documents; (H) the DIP Orders; (I) the Exit Facility Documents; (J) the Takeback Debt Documents; (K) the New Organizational Documents; (L) any key employee incentive plan or key employee retention plan; (M) all documentation with respect to any post-emergence management incentive plan, including the Management Incentive Plan; (N) any other disclosure documents related to the issuance of the New Common Stock; (O) any new material employment, consulting, or similar agreements; (P) any and all filings as may be required under the rules of the Federal Communications Commission (the “FCC”) and/or any state public utility commission (“PUC”) in connection with the Chapter 11 proceedings; and (Q) any and all other deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments or other documents reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement or the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements made from time to time thereto).

3.02.      The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion.  Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14.  Further, subject to and without limiting any additional consent or approval rights of the Parties specified elsewhere in this Agreement or in the Restructuring Term Sheet, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders; provided, that the New Organizational Documents shall be determined by and acceptable to the Required Consenting Noteholders in their sole discretion.

Section 4.            Milestones.  The following Milestones shall apply to this Agreement unless extended or waived in writing by the Company Parties and the Required Consenting Noteholders; provided, however, that in the event that the Bankruptcy Court is unable to hear the Chapter 11 Cases or is otherwise inaccessible to the Company Parties for reasons related to COVID‑19, the Company Parties and the Required Consenting Noteholders agree to negotiate in good faith with respect to a reasonable extension of any of the following Milestones, as appropriate:

(a)          no later than one (1) Business Day after the Petition Date, the Debtors shall file with the Bankruptcy Court the DIP Motion (including the proposed Interim DIP Order) and the PNW Sale Assumption Motion;

(b)         no later than three (3) Business Days after the RSA Effective Date, the Debtors shall have used commercially reasonable efforts to deliver to the Consenting Noteholders the Debtors’ “base case” business plan;

(c)         no later than ten (10) Business Days after the RSA Effective Date, the Debtors shall have used commercially reasonable efforts to deliver to the Consenting Noteholders (i) the Debtors’ “reinvestment” sensitivity case and (ii) an alternative “reinvestment” sensitivity case for the Reorganized Debtors as set forth in the Restructuring Term Sheet;

(d)         no later than five (5) Business Days after the RSA Effective Date, the Finance Committee shall have commenced a selection process for the Reorganized Debtors with respect to certain key management positions;

(e)         no later than 8:00 a.m., prevailing Eastern Time April 15, 2020, the Debtors shall commence the Chapter 11 Cases and file the First Day Pleadings;

(f)          no later than five (5) Business Days after the Petition Date, the Company Parties shall file all applications or notifications related to entry into Chapter 11 proceedings as may be required under the rules of the FCC or any PUC, unless such applications and notifications are required to be filed on an earlier date under applicable law;

(g)         no later than fifteen (15) calendar days after the Petition Date, the Company Parties shall have used commercially reasonable efforts to commence evaluation of potential sales of assets (including identifying applicable specified markets to be considered for sale);

(h)         no later than thirty (30) calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court the Plan and Disclosure Statement and motion for approval of the Disclosure Statement and associated solicitation procedures with the Bankruptcy Court;

(i)          no later than three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(j)          no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(k)         no later than ninety (90) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(l)          no later than three (3) Business Days after entry of the Disclosure Statement Order, the Solicitation Commencement Date shall have occurred;

(m)        no later than one hundred twenty (120) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

(n)         no later than May 28, 2020, the “Closing Date” (as such term is defined in the PNW Purchase Agreement) shall have occurred;

(o)         no later than January 31, 2021, the Debtors shall have used commercially reasonable efforts to provide the following to the Consenting Noteholders: (i) new budgetary plan, as set forth in the Restructuring Term Sheet; and (ii) capital spending into fiber expansion and FTTx upgrades within the network;

(p)         no later than five (5) Business Days after the entry of the Confirmation Order by the Bankruptcy Court, the Company Parties shall have filed any and all applications and notifications that are necessary or required in connection with obtaining the applicable approvals of the FCC and, as applicable, any PUCs with respect to the Restructuring Transactions; and

(q)         no later than the Outside Date, all conditions to the occurrence of the Plan Effective Date shall have been either satisfied or waived in accordance with this Agreement and the Plan Effective Date shall have occurred.

Section 5.            Commitments of the Consenting Noteholders.

5.01.      General Commitments.

(a)          During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its Senior Notes Claims, to:

(i)          support the Restructuring Transactions as contemplated by, and within the timeframes outlined in, this Agreement and in the Definitive Documents;

(ii)        take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(iii)        use commercially reasonable efforts to cooperate with and, subject to applicable Laws, assist the Company Parties, at the Company Parties’ sole cost and expense, in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iv)        give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; and

(v)         negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b)          During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its Senior Notes Claims subject to this Agreement that it shall not, directly or indirectly:

(i)          object to, delay, impede, or take any other action that is reasonably likely to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)         propose, file, support, solicit, or vote for any Alternative Restructuring Proposal;

(iii)        file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan; provided, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document;

(iv)        initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties in violation of this Agreement other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; provided, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document;

(v)          exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of the Senior Notes Claims against the Company Parties, including rights or remedies arising from or asserting or bringing any claims under or with respect to any Senior Notes Claims, but only to the extent such exercise is inconsistent with this Agreement or the Restructuring Transactions; provided, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document;

(vi)        object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code, but only to the extent such action is inconsistent with this Agreement or the Restructuring Transactions; provided, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document; or

(vii)       object to, delay, impede, or take any other action to interfere with the consummation of the PNW Sale and shall otherwise support and take all actions reasonably requested by the Company Parties to support and facilitate consummation of the PNW Sale.

5.02.      Commitments with Respect to Chapter 11 Cases.

(a)          In addition to the obligations set forth in Section 5.01, during the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Noteholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)          vote each of its Senior Notes Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan promptly following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)        consent to and, if applicable, elect not to opt out of the releases set forth in the Plan by not objecting to such releases and timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)        not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in Section 5.02(a)(i) and Section 5.02(a)(ii) above; provided, that nothing in this Agreement shall prevent any Consenting Noteholder from changing, withholding, amending or revoking (or causing the same) its vote, election, or consent with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Consenting Noteholder.

(b)          During the Agreement Effective Period, each Consenting Noteholder, in respect of each of its Senior Notes Claims, severally, and not jointly, will not directly or indirectly object to, delay, impede, or take any other action in violation of this Agreement to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court to the extent such action is inconsistent with this Agreement or the Restructuring Transactions; provided, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document.

(c)          During the Agreement Effective Period, each Consenting Noteholder agrees that it will not file, will oppose, and will not support any motion to appoint a trustee or examiner in one or more of the Chapter 11 Cases of any Company Party.

5.03.      Notwithstanding the foregoing, nothing in this Agreement shall require any Consenting Noteholder to (a) incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Noteholder or its Affiliates; or (b) provide any information that it reasonably determines to be sensitive or confidential.  Notwithstanding the immediately preceding sentence, nothing in this Section 5.03 shall serve to limit, alter, or modify any Consenting Noteholder’s express obligations under the terms of this Agreement.

Section 6.            Additional Provisions Regarding the Consenting Noteholders’ Commitments.  Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Noteholder to consult with any other Consenting Noteholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with the Plan or the Restructuring Transactions; (c) prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (d) constitute a commitment to, or obligate any of the Consenting Noteholders to, provide any new financing or credit support.

Section 7.            Commitments of the Company Parties.

7.01.      Affirmative Commitments.  Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)         support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement (including the Restructuring Term Sheet and the Milestones);

(b)         support and take all steps reasonably necessary and desirable to obtain entry of the Interim DIP Order, the Final DIP Order, the Disclosure Statement Order and the Confirmation Order;

(c)          to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment;

(d)          use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third-party approvals (including, as applicable, Bankruptcy Court approvals and approvals of the FCC and, as applicable, PUCs) for the Restructuring Transactions, including (i) promptly commence any required regulatory approval processes, including (x) cooperate in the preparation and prosecution of any required notices and applications with the FCC and PUCs and (y) oppose any petitions to deny or other pleadings or objections filed with respect to such notices and applications, (ii) evaluate in cooperation and coordination with the Consenting Noteholders’ advisors, the path to approval by jurisdiction, (iii) seek any required approvals from the FCC, public utilities commissions, and other applicable regulatory bodies with respect to the Restructuring Transactions, and, where prior approval is not required, provide any required notifications to the FCC, public utilities commissions, and other applicable regulatory bodies with respect to the Restructuring Transactions, and (iv) provide regular progress reports with respect to regulatory approval processes; provided, that any agreements with or commitments to the FCC or any PUCs, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required approvals, shall require the prior approval of the Required Consenting Noteholders, not to be unreasonably withheld;

(e)          confer and consult with the Required Consenting Noteholders with regard to material decisions in respect of negotiations with the IRS, the PBGC, or any labor union;

(f)          negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g)          use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(h)         (i) provide the Noteholder Groups Counsels draft copies of (x) all First Day Pleadings three (3) days in advance of the Petition Date and (y) any other motions, documents and other pleadings materially affecting any Consenting Noteholder that the Company Parties intend to file with the Bankruptcy Court, as applicable, three (3) days in advance of the filing thereof to the extent reasonably practicable and, if not reasonably practicable, as soon as reasonably practicable but in any event in advance of filing thereof, and (ii) without limiting any approval rights set forth in this Agreement, consult in good faith with the Noteholder Groups Counsels, as applicable, regarding any comments to draft copies provided pursuant to sub-clause (i);

(i)          pay in full and in cash all of the accrued reasonable and documented fees, costs, and expenses of the professionals and other advisors retained by the Noteholder Groups, including such fees, costs, and expenses of (i) Akin, (ii) Altman, (iii) Ducera, (iv) Houlihan, (v) Milbank,  (vi) October Three and (vii) the Compensation Consultant, and continue to pay such amounts as they come due and seek to pay such ongoing fees, costs, and expenses in connection with the Final DIP Order or other such appropriate order;

(j)          (i) operate the business of the Company Parties in the ordinary course of business in a manner that is consistent with this Agreement and past practices, and use commercially reasonable efforts to preserve intact the Company Parties’ business organization and relationships with third parties (including lessors, licensors, content providers, suppliers, distributors, customers and governmental and regulatory authorities (including the FCC and PUCs) and employees, (ii) keep the Consenting Noteholders and the Noteholder Representatives reasonably informed about the operations of the Company Parties, (iii) provide the Consenting Noteholders and the Noteholder Representatives any information reasonably requested regarding the Company Parties and provide, and direct the Company Parties’ employees, officers, advisors and other representatives to provide, to the Noteholder Representatives (A) reasonable access during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (B) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business for the purposes of evaluating the Company Parties’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs and (C) such other information as reasonably requested by the Consenting Noteholders or the Noteholder Representatives, (iv) promptly notify the Consenting Noteholders of any material governmental or third party complaints, litigations, inquires, orders to show cause, cease and desist orders, notices of violation, notice of apparent liability, orders of forfeiture, investigations, or hearings (or communications indicating that any of the foregoing is contemplated or threatened) (the parties acknowledge and agree that any written filings by, before, or with the FCC or any PUC in which the Company Parties are seeking regulatory approval to emerge from bankruptcy is deemed material for purposes of this Section 7.01(j)(iv)), and (v) cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner, including as a “Bruno’s transaction” in accordance with Restructuring Term Sheet, and use commercially reasonable efforts to analyze additional asset-level information, and, as appropriate, evaluate potential alternative value-maximizing structures, including REIT structures; provided, that, notwithstanding the foregoing, the Company shall not be required to (1) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause the Company to violate its respective obligations with respect to confidentiality to a third party if the Company used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (2) to disclose any legally privileged information of the Company, or (3) to violate applicable Law;

(k)          cooperate and consult with the Consenting Noteholders with respect to the development and adoption of the Company Parties’ RDOF bidding framework and strategy (including the terms of and submission of any RDOF bid);

(l)          cooperate and consult with the Consenting Noteholders with respect to the development and adoption of the Company Parties’ business plan, including any business plans contemplated by the Restructuring Term Sheet and with respect to the Virtual Separation; provided, that (x) the Company Parties’ business plan shall be acceptable to the Company Parties and reasonably acceptable to the Required Consenting Noteholders, (y) the allocations of state operations with respect to the Virtual Separation shall be reasonably acceptable to the Required Consenting Noteholders and (z) the contents of the Disclosure Statement regarding the preparatory work for each business plan and scenario shall be reasonably acceptable to the Required Consenting Noteholders; provided, further, that the Debtors shall bear no obligation to attest to the Debtors’ management team’s view of reasonableness for either sensitivity case if sufficient preparatory work has not been conducted as of the date on which the Disclosure Statement is filed;

(m)        timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(n)         timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(o)          provide responsive information to, and confer with, the Consenting Noteholders regarding potential cost savings and concessions with respect to the Company Parties’ pension/OPEB plans on the terms and subject to the conditions set forth in the Restructuring Term Sheet; and

(p)         the Board shall not alter or amend its prior determination that the Restructuring Transactions, the entry into this Agreement, the approval of the Plan, the entry into the Definitive Documents, and the consummation of the Restructuring Transactions and the other transactions contemplated by the Plan and the Definitive Documents are “Exempt Transactions” as defined in the NOL Rights Plan.

7.02.      Negative Commitments.  Except as set forth in Section 8 or with the prior written consent of the Required Consenting Noteholders, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly, and shall cause their respective subsidiaries not to:

(a)          object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)          take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan;

(c)          modify the Plan, in whole or in part, to reflect terms that are not consistent with this Agreement in all material respects;

(d)          file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including the consent rights of the Consenting Noteholders set forth herein as to the form and substance of such motion, pleading, or other Definitive Document) or the Plan;

(e)          sell (including any sale leaseback transaction), lease, mortgage, pledge, grant, or incur any encumbrance on, or otherwise Transfer, any properties or assets of the Company Parties, including any Equity Interests, other than (i) sales or disposals of properties or assets in the ordinary course of business, (ii) the Florida Sale Leaseback Transaction, or (ii) the PNW Sale;

(f)          purchase, lease, or otherwise acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any assets or properties, other than in the ordinary course of business;

(g)         (i) enter into any merger with or into, or consolidation or amalgamation with, any other Person, other than in the ordinary course of business, (ii) permit any other Person to enter into any merger with or into, or consolidation or amalgamation with, it, other than in the ordinary course of business, or (iii) enter into any joint venture, partnership, sharing of profits or other similar arrangement involving co-investment between a Company Party or subsidiary thereof and any other Person, other than in the ordinary course of business;

(h)          split, combine, or reclassify any of their respective Equity Interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property, or otherwise material with respect to any of their respective Equity Interests; provided, that nothing in this Section 7.02(h) shall apply to those certain dividends, distributions, and other payments described in Section 5.01(iv)(A)–(B) of the PNW Sale Agreement; or

(i)          take action with respect to any of the actions set forth on Schedule 7.02(i) (the “Specified Material Actions”) absent prior consultation with, and prior reasonable consent of, the Required Consenting Noteholders.

Section 8.            Additional Provisions Regarding Company Parties’ Commitments.

8.01.      Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8 shall not constitute a breach of this Agreement (other than a failure to comply with this Section 8); provided, that the Company Parties shall notify the Consenting Noteholders in writing promptly in the event of any such determination (and in any event no later than twenty-four (24) hours following such determination).

8.02.      Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 8.01, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to:

(a)         consider and respond to Alternative Restructuring Proposals;

(b)         provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity;

(c)         maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; and

(d)         enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Noteholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided, that the Company Parties shall (x) provide a copy of any written Alternative Restructuring Proposal (and notice of, and a written summary of, any oral Alternative Restructuring Proposal) within twenty-four (24) hours of the Company Parties’ or their advisors’ receipt of such Alternative Restructuring Proposal to the Noteholder Group Advisors  and (y) provide such information to the Noteholder Groups Counsels as reasonably requested by the Consenting Noteholders or as necessary to keep the Consenting Noteholders contemporaneously informed as to the status and substance of such discussions.

8.03.      Nothing in this Agreement shall:  (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

8.04.      Incremental Payments.  The Incremental Payments shall be paid pursuant to the terms set forth in the Restructuring Term Sheet.

8.05.      Board Observers.  As of the Agreement Effective Date and until the Plan Effective Date, the Consenting Noteholders shall be entitled to designate two (2) observers to the Board pursuant to the terms set forth in the Restructuring Term Sheet.

8.06.      Management Selection Designees.  As of the Agreement Effective Date, the Consenting Noteholders shall be entitled to appoint two (2) designees, to assist the Finance Committee with the selection process provided for in Section 4(d), pursuant to the terms set forth in the Restructuring Term Sheet.

Section 9.            Transfer of Interests and Securities.

9.01.      During the Specified Period, no Consenting Noteholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Senior Notes Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)          the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Noteholder;

(b)          either (i) the transferee executes and delivers to counsel to the Company Parties and to the Noteholder Groups Counsels, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Noteholder or an Affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of any Senior Notes Claims Transferred) to counsel to the Company Parties and to the Noteholder Groups Counsels by the close of business on the second Business Day following such Transfer; and

(c)          with respect to the Transfer of any Equity Interests only, such Transfer shall not (i) violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses or (ii) adversely affect the Company Parties’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring Transactions.

9.02.      Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Senior Notes Claims.  Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.      This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Senior Notes Claims or other Claims or Interests (or any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Senior Notes Claims or other Claims or Interests; provided, that (a) such additional Senior Notes Claims shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or to the Noteholder Groups Counsels), other than with respect to any Senior Notes Claims acquired by a Consenting Noteholder in its capacity as a Qualified Marketmaker and (b) such Consenting Noteholder must provide notice of any acquisition of Senior Notes Claims (including the amount and type of such acquisition) to counsel to the Company Parties within two (2) Business Days of such acquisition.

9.04.      This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any of its Senior Notes Claims.  Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.      Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Senior Notes Claims with the purpose and intent of acting as a Qualified Marketmaker for such Senior Notes Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Senior Notes Claims if (i) such Qualified Marketmaker subsequently transfers such Senior Notes Claims (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an Affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01.  To the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Senior Notes Claims that the Qualified Marketmaker acquires from a holder of the Senior Notes Claims who is not a Consenting Noteholder without the requirement that the transferee be a Permitted Transferee.

9.06.      Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

9.07.      The Company Parties will provide notice of any Transfer Agreement received pursuant to Section 9.01(b)(i) (which notice shall include the amount and type of Senior Notes Claims Transferred pursuant to such Transfer Agreement) to the Noteholder Groups Counsels by the later of (i) close of business on the second Business Day following the effective date of such Transfer Agreement and (ii) the close of business on the second Business Day after the Company Parties receive notice of any such Transfer Agreement.

Section 10.          Representations and Warranties of Consenting Noteholders.  Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)         it is the beneficial or record owner of the face amount of the Senior Notes Claims or is the nominee, investment manager, or advisor for beneficial holders of the Senior Notes Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Senior Notes Claims other than those reflected in, such Consenting Noteholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b)         it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Senior Notes Claims, as contemplated by this Agreement and subject to applicable Law;

(c)        such Senior Notes Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)        it has the full power to vote, approve changes to, and transfer all of its Senior Notes Claims referable to it as contemplated by this Agreement and subject to applicable Law; and

(e)        solely with respect to holders of Senior Notes Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Noteholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11.          Representations and Warranties of Company Parties.

Each Company Party severally, and not jointly, represents and warrants that, as of the date such Company Party executes and delivers this Agreement:

(a)         entry into this Agreement is consistent with the exercise of such Company Party’s fiduciary duties;

(b)        the Board has determined that  the entry into this Agreement, the approval of the Plan, the entry into the Definitive Documents, and the consummation of the Restructuring Transactions and the other transactions contemplated by the Plan and the Definitive Documents are “Exempt Transactions” as defined in the NOL Rights Plan; and

(c)         except (i) as set forth in the March 20, 2020 litigation audit letter from Mark Nielsen to KPMG, (ii) as set forth in the reports and forms (including exhibits, schedules and information incorporated therein) filed with the United States Securities and Exchange Commission by Frontier as of the Execution Date, and (iii) matters not exceeding $2,000,000 individually or factually-related items involving lesser amounts that do not exceed $2,000,000 in the aggregate, there is no lawsuit, legal proceeding, administrative enforcement proceeding, arbitration proceeding or similar matter pending, or, to any Company Party’s knowledge, threatened, against any Company Party, any current or former director or officer of any Company Party (in his or her capacity as such) or any properties or assets of any Company Party.

Section 12.          Mutual Representations, Warranties and Covenants.

12.01.    Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, and as of the Plan Effective Date:

(a)         it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)         except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)        the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)         except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)         except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements, including cooperation agreements, with any other entity or Person with respect to Senior Notes Claims that have not been disclosed to all Parties to this Agreement.

Section 13.          Termination Events.

13.01.   Consenting Noteholder Termination Events.  This Agreement may be terminated, with respect to the Consenting Noteholders, by the Required Consenting Noteholders, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof upon the occurrence of the following events, unless waived:

(a)        the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach;

(b)        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)          the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for five (5) Business Days after entry of such order;

(d)          the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders, not to be unreasonably withheld) (i) dismissing one or more of the Chapter 11 Cases of a Company Party, (ii) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (iii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iv) rejecting this Agreement;

(e)         the failure to meet any Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Noteholder in violation of its obligations under this Agreement;

(f)         any Company Party (i) files, waives, amends or modifies, or files a pleading seeking approval of any Definitive Document or authority to waive, amend or modify any Definitive Document (including any waiver of any term or condition therein) in a manner that is materially inconsistent with, or constitutes a material breach of, this Agreement (including with respect to the consent rights afforded the Consenting Noteholders under this Agreement), without the prior written consent of the Required Consenting Noteholders, (ii) withdraws the Plan without the prior consent of the Required Consenting Noteholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) through (iii), which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any of the foregoing;

(g)         the Bankruptcy Court grants relief that is inconsistent with this Agreement, the Restructuring Term Sheet or the Plan (in each case, with such amendments and modifications as have been effected in accordance with the terms hereof); provided, that, in the event that treatment of a class of claims contemplates payment of cash interest at the non-default rate during the Chapter 11 Cases until repayment thereunder and/or no make whole, and the Company Parties are subject to litigation, threatened litigation, or otherwise as a result of such treatment, this Agreement may not be terminated with respect to the Company Parties by the Required Consenting Noteholders on account of such litigation, threatened litigation, or otherwise pursuant to this Section 13.01(g); provided, further, that this Agreement may be terminated with respect to the Company Parties by the Required Consenting Noteholders if the Company Parties (a) take any position in any such litigation, threatened litigation, or other dispute that is materially inconsistent with this Agreement or (b) enter into any settlement of any such litigation, threatened litigation, or other dispute that is not reasonably acceptable to the Required Consenting Noteholders;

(h)          any Company Party files, proposes, or otherwise supports any plan of liquidation, asset sale of all or substantially all of a Company Party’s assets or plan or reorganization other than the Plan;

(i)        a Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as provided for in this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition, (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Party or for a substantial part of a Company Party’s assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment or arrangement for the benefit of creditors or (vi) takes any corporate action for the purpose of authorizing any of the foregoing; or

(j)          the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal (including as contemplated by Section 8.02).

13.02.    Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.10 of this Agreement upon the occurrence of any of the following events:

(a)         the breach in any material respect by Consenting Noteholders holding an amount of Senior Notes that would result in non-breaching Consenting Noteholders holding less than two-thirds (2/3) of the aggregate outstanding principal amount of the Senior Notes, which breach remains uncured by such breaching Consenting Noteholder (to the extent curable) for five (5) Business Days after the terminating Company Parties transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach;

(b)         the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)         the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; provided, that, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)          the Bankruptcy Court enters an order denying confirmation of the Plan.

13.03.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following:  (a) the Required Consenting Noteholders; and (b) each Company Party.

13.04.    Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the occurrence of: (i) the Plan Effective Date or (ii) the Outside Date if the Plan Effective Date has not occurred by such Outside Date.

13.05.    Effect of Termination.  After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents, agreements, undertakings, tenders, waivers, forbearances, votes or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, that any Consenting Noteholder withdrawing or changing its vote pursuant to this Section 13.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court.  Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Noteholder, and (b) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Noteholder.  No purported termination of this Agreement shall be effective under this Section 13.05 or otherwise if the Party seeking to terminate this Agreement is then in material breach of this Agreement, except a termination pursuant to Section 13.01(j), Section 13.02(b), or Section 13.02(d).  Nothing in this Section 13.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(b).

Section 14.          Amendments and Waivers.

(a)          This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b)        This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by:  (1) each Company Party, and (2) the Required Consenting Noteholders; provided, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on (a) any of the Senior Notes Claims held by a Consenting Noteholder or (b) any individual Consenting Noteholder, as compared to similarly situated Consenting Noteholders, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment, waiver, or supplement; provided, further, that (i) any modification, amendment, or supplement to the definition of “Outside Date” shall not be binding on any Consenting Noteholder that has not provided its prior written consent to such amendment, (ii) any modification, amendment, or supplement to the definition of “Required Consenting Noteholders” shall require the prior written consent of each Consenting Noteholder, and (iii) any modification, amendment, or supplement to Section 13.04 hereof shall require the prior written consent of each Consenting Noteholder.

(c)          Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d)         The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15.          Miscellaneous.

15.01.    Acknowledgment.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02.    Exhibits Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.  In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03.    Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, that this Section 15.03 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.02).  The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions.

15.04.    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06.   TRIAL BY JURY WAIVER.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08.    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company Parties and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and, except as set forth in Section 9, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person or entity.

15.10.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Attention: Mark D. Nielsen, Executive Vice President, Chief Legal Officer, and Chief Transaction Officer
E-mail address:  mark.nielsen@ftr.com

with copies for information only (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:   Stephen E. Hessler, P.C. and Patrick Venter
E-mail address:    stephen.hessler@kirkland.com
patrick.venter@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:  Chad J. Husnick, P.C. and Benjamin M. Rhode
E-mail address:    chad.husnick@kirkland.com
benjamin.rhode@kirkland.com

(b)          if to a Consenting Noteholder, to the notice details identified on that Consenting Noteholder’s signature page to this Agreement or its Transfer Agreement, with a copy (which shall not constitute notice unless otherwise specified herein) to:

If represented by Akin:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Ira S. Dizengoff, Philip C. Dublin, Naomi Moss, and Daniel I. Fisher
E-mail address:    idizengoff@akingump.com
pdublin@akingump.com
nmoss@akingump.com
dfisher@akingump.com

and

If represented by Milbank:
Milbank LLP
55 Hudson Yards,
New York, New York 10001
Attention: Dennis F. Dunne, Samuel A. Khalil, and Michael W. Price
E-mail address:    ddunne@milbank.com
skhalil@milbank.com
mprice@milbank.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11.    Fees and Expenses.  The Company Parties shall pay and reimburse all reasonable and documented fees and expenses when due (including travel costs and expenses) and all outstanding and unpaid amounts incurred in connection with the Restructuring Transactions (including, for the avoidance of doubt, all reasonable and documented fees and expenses incurred prior to the date hereof) of the attorneys, accountants, other professionals, advisors, and consultants of the Noteholder Groups (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date), including the fees and expenses of:  (i) Akin, (ii) Altman, (iii) Ducera, (iv) Houlihan, (v) Milbank, (vi) October Three and (vii) the Compensation Consultant, including all amounts payable or reimbursable under applicable fee or engagement letters (including any success or transaction fees when earned) with the Company Parties (which agreements shall not be terminated by the Company Parties before the termination of this Agreement); provided, that the Company Parties shall not be obligated to pay any fees and expenses under this Section 15.11 to the extent such fees and expenses are incurred after the Termination Date. Subject to applicable law and applicable orders of the Bankruptcy Court, the occurrence of the Restructuring Transactions will be subject to the payment of the reasonable and documented fees and disbursements of Kirkland & Ellis LLP, Evercore Group L.L.C., FTI Consulting, Inc., and Communications Media Advisors, LLC, as advisors to the Company Parties, if any, in each case that are due and owing after receipt of applicable invoices consistent with any applicable engagement letters.

15.12.    Reservation of Rights.   After the termination of this Agreement pursuant to Section 13, the Parties each fully reserve any and all of their respective rights, remedies, claims, and interests, subject to Section 13 in the case of any claim for breach of this Agreement.  Further, nothing in herein shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Plan and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring Transactions.

15.13.    Independent Due Diligence and Decision Making.  Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial, and other conditions, and prospects of the Company Parties.

15.14.    Enforceability of Agreement.  Each of the Parties to the extent enforceable waives any right to assert that the notice or exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.15.    Waiver.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  This Agreement is a part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.16.    Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.17.    Several, Not Joint, Claims.  Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.18.    Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.19.    Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.20.   Capacities of Consenting Noteholders.  Each Consenting Noteholder has entered into this Agreement on account of all Senior Notes Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Senior Notes Claims.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall require or prohibit any Consenting Noteholder from taking any action solely in its capacity as a holder of any Claims or Interests other than Senior Notes Claims.

15.21.    Relationship Among Consenting Noteholders and the Company Parties.  None of the Consenting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Noteholder, the Company Parties, or any of the Company Parties’ creditors or other stakeholders, including any holders of Senior Notes or Senior Notes Claims, and, other than as expressly set forth herein, there are no commitments among or between the Consenting Noteholders.  It is understood and agreed that any Consenting Noteholder may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting Noteholder, subject to applicable securities laws and this Agreement, including Section 9 hereof.  No prior history, pattern or practice of sharing confidences among or between any of the Consenting Noteholders and/or the Company Parties shall in any way affect or negate this understanding and agreement.  Nothing contained herein or in any other agreement referred to in this Agreement, and no action taken by any Consenting Noteholder pursuant hereto or thereto, shall be deemed to constitute the Consenting Noteholders as, and the Debtors acknowledges that the Consenting Noteholders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Consenting Noteholders are in any way acting in concert or as a group, including, without limitation, with respect to any agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of any Debtor or with respect to acting as a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Each Consenting Noteholder confirms that it has independently participated in the negotiation of the transactions contemplated herein. Each Consenting Noteholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement and it shall not be necessary for any other Consenting Noteholder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the transactions contemplated herein was solely in the control of the Debtors, not the action or decision of any Consenting Noteholder, and was done solely for the convenience of the Debtors and not because it was required or requested to do so by any Consenting Noteholder.

15.22.   Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.01, Section 14, or otherwise, including a written approval by the Company Parties or the Required Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.24.    Survival.  Notwithstanding (a) any Transfer of any Senior Notes Claims in accordance with Section 9 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 13.05, Section 15, and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

15.25.    Publicity.  The Company Parties will submit to the Noteholder Groups Counsels all press releases, public filings, or public announcements, in each case, to be made by any of the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof in advance of release and will consult with such counsel with respect to such communications.  Except as required by law or regulation or by any governmental or regulatory (including self-regulatory) authority, no Party or its advisors shall (a) use the name of any Consenting Noteholder in any public manner (including in any press release) or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Noteholder), other than legal, accounting, financial and other advisors to the Company Parties, the principal amount or percentage of Senior Notes Claims, in each case, without such Consenting Noteholder’s prior written consent; provided, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation or by any governmental or regulatory (including self-regulatory) authority, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure if reasonably practicable and permitted by applicable law and shall take all reasonable measures to limit such disclosure to the extent permitted by applicable law and (ii) the foregoing shall not prohibit the public disclosure, including in connection with the Chapter 11 Cases, of the aggregate percentage or aggregate principal amount of Claims held by all the Consenting Noteholders collectively. Notwithstanding the foregoing, (x) any Party hereto may disclose the identities of the Parties hereto in any action to enforce this Agreement or in an action for damages as a result of any breaches hereof and (y) any Party hereto may disclose, to the extent expressly consented to in writing by a Consenting Noteholder, such Consenting Noteholder’s identity and individual holdings.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

COMPANY PARTIES

By:	/s/ Mark D. Nielsen

Name: Mark D. Nielsen
Title: Executive Vice President, Chief Legal Officer, and Chief Transaction Officer

[Consenting Noteholder Signature Pages]

Schedule 7.02(i)

Specified Material Actions

1.
take any action or inaction that would result in a breach of the DIP Facility, including any failure to comply with the DIP Budget after giving effect to any variances and applicable cure provisions set forth in the DIP Budget or the DIP Facility Documents;

2.
take, adopt, or implement a material change to any Company Party’s or any of its subsidiaries’ sales strategy and/or other material operational changes with respect to any Company Party or any of its subsidiaries;

3.	develop and adopt the Company Parties’ RDOF bidding framework and strategy (or submission of any RDOF bid);

4.	select, retain, and/or appoint individuals to key management positions, including entry into any employment agreements or incentive arrangements;

5.
take, adopt, or implement a material change in the relationship with, or settlement with respect to, any material wholesale business counterparties of any Company Party or any of its subsidiaries, including any material amendment to a contract with respect to such counterparties;

6.
take, adopt, or implement any material action or position with respect to the IRS, the PBGC or any labor union of any Company Party or any of its subsidiaries other than in the ordinary course of business, including with respect to negotiations with the IRS, the PBGC or any labor union that are inconsistent with the Restructuring Term Sheet;

7.
(a) grant to any Service Provider any increase in base salary, wages, bonuses or other incentive compensation, other than in the ordinary course of business in connection with a new hire or promotion based on job performance and which, in the case of increases granted in connection with a promotion based on job performance, will not exceed $100,000 per individual and $1,000,000 in the aggregate (excluding any applicable annual merit-based increases provided in the ordinary course of business consistent with past practice), (b) grant to any Service Provider any new, or increase any existing, change in control, retention, severance or termination pay, (c) issue, deliver, sell, pledge, encumber or grant any equity or equity-based awards to any Service Provider, (d) fund any rabbi trust or similar arrangement or otherwise secure funding for any Benefit Plan or Benefit Agreement, (e) effectuate any plant closing, relocation of work, or mass layoff that would incur any liability or obligation under the WARN Act, or (f) grant or forgive any loans to any Service Provider (other than the grant of loans for travel and business expenses, in each case, in the ordinary course of business consistent with past practice, and which will not exceed $10,000 for any individual);

8.
make any change in any method of financial accounting or financial accounting practice, policy or procedure other than as may be appropriate to conform to changes in United States generally accepted accounting principles in effect from time to time (or any interpretation thereof) after the date hereof or as may be required by changes in applicable Law after the date hereof;

9.
assign, sell, lease, license, dispose, cancel, abandon, grant rights to or fail to renew, maintain or diligently pursue applications for, or defend, any rights with respect to any of the following:  (i) patents and patent applications, inventions, utility models and industrial designs, and all applications and issuances therefor, together with all reissuances, divisions, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto; (ii) trademarks, trade names, service marks, trade dress, taglines, social media identifiers and related accounts, brand names, logos and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor; (iii) internet domain names and other computer identifiers; (iv) copyrights, applications and registrations therefor; (v) software; (vi) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; and (vii) all other intellectual property rights of any kind or nature;

10.
assign, transfer, lease, sub-lease, cancel, fail to renew or fail to extend any material certificates, licenses, permits, authorizations and approvals of or issued by any governmental authorities (including any certificates, licenses, permits, authorizations and approvals of or issued by the FCC or any PUCs (collectively, “Permits”)) or discontinue any service or operations that require prior regulatory approval for discontinuance;

11.
compromise, settle or agree to settle any claim, suit, action, hearing, litigation, administrative charge, investigation, arbitration or other material proceeding (whether civil, criminal, administrative, or investigative) in a manner which:  (i) constitute or result in injunctive relief or other non-monetary relief that would impose any restriction on the operations of the Company Parties or any of their subsidiaries (excluding any commitments in routine regulatory and/or compliance filings that result in immaterial process changes such as additional or modified ordinary course disclosure notices being required to be sent to customers); (ii) constitute a criminal violation; or (iii) result monetary liability in excess of $2,000,000, individually or in the aggregate with any related claims;

12.	enter into, renew, or modify, amend or waive in any material respect any material contract, in each case, other than in the ordinary course of business consistent with past practice;

13.
except for any actions related to any consolidated tax returns, the effect of which is not material to the business of the Company Parties, (i) change any material tax election, tax practice or procedure, or tax accounting method, (ii) settle or compromise any material tax claim, audit or assessment, enter into any closing agreement under section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local or non-U.S. tax Law), (iii) consent to an extension or waiver of the limitation period applicable to any material tax claim or assessment (other than an ordinary course extension of time to file tax returns), (iv) file any material amended tax return (other than any tax returns with respect to sales tax or property tax amended in the ordinary course of business), (v) initiate any material voluntary tax disclosure or (vi) file or relinquish any claim for material tax refunds, in each to the extent such action would reasonably increase the tax liabilities of the Company Parties from and after the Plan Effective Date;

14.
enter into, or renew, any contract that restricts the ability of any Company Party or any of its subsidiaries to compete with, or conduct, any business or line of business in any geographic area, or that grants any counterparty any exclusive right or right of first refusal; or

15.	agree, authorize or commit, whether in writing or otherwise, to do any of the foregoing.

EXHIBIT A

Frontier Communications Corporation Affiliate Entities

Citizens Capital Ventures Corp.
Citizens Directory Services Company L.L.C.
Citizens Louisiana Accounting Company
Citizens Newcom Company
Citizens Newtel, LLC
Citizens Pennsylvania Company LLC
Citizens SERP Administration Company
Citizens Telecom Services Company L.L.C.
Citizens Telecommunications Company of California Inc.
Citizens Telecommunications Company of Idaho
Citizens Telecommunications Company of Illinois
Citizens Telecommunications Company of Minnesota, LLC
Citizens Telecommunications Company of Montana
Citizens Telecommunications Company of Nebraska
Citizens Telecommunications Company of Nebraska LLC
Citizens Telecommunications Company of Nevada
Citizens Telecommunications Company of New York, Inc.
Citizens Telecommunications Company of Oregon
Citizens Telecommunications Company of Tennessee L.L.C.
Citizens Telecommunications Company of the White Mountains, Inc.
Citizens Telecommunications Company of Utah
Citizens Telecommunications Company of West Virginia
Citizens Utilities Capital L.P.
Citizens Utilities Rural Company, Inc.
Commonwealth Communication, LLC
Commonwealth Telephone Company LLC
Commonwealth Telephone Enterprises LLC
Commonwealth Telephone Management Services, Inc.
CTE Holdings, Inc.
CTE Services, Inc.
CTE Telecom, LLC
CTSI, LLC
CU Capital LLC
CU Wireless Company LLC
Electric Lightwave NY, LLC
Evans Telephone Holdings, Inc.
Fairmount Cellular LLC
Frontier ABC LLC
Frontier California Inc.
Frontier Communications - Midland, Inc.
Frontier Communications - Prairie, Inc.

Frontier Communications - Schuyler, Inc.
Frontier Communications Corporate Services Inc.
Frontier Communications ILEC Holdings LLC
Frontier Communications Northwest Inc.
Frontier Communications of America, Inc.
Frontier Communications of Ausable Valley, Inc.
Frontier Communications of Breezewood, LLC
Frontier Communications of Canton, LLC
Frontier Communications of Delaware, Inc.
Frontier Communications of Depue, Inc.
Frontier Communications of Georgia LLC
Frontier Communications of Illinois, Inc.
Frontier Communications of Indiana, LLC
Frontier Communications of Iowa, LLC
Frontier Communications of Lakeside, Inc.
Frontier Communications of Lakewood, LLC
Frontier Communications of Michigan, Inc.
Frontier Communications of Minnesota, Inc.
Frontier Communications of Mississippi LLC
Frontier Communications of Mt. Pulaski, Inc.
Frontier Communications of New York, Inc.
Frontier Communications of Orion, Inc.
Frontier Communications of Oswayo River LLC
Frontier Communications of Pennsylvania, LLC
Frontier Communications of Rochester, Inc.
Frontier Communications of Seneca-Gorham, Inc.
Frontier Communications of Sylvan Lake, Inc.
Frontier Communications of the Carolinas LLC
Frontier Communications of the South, LLC
Frontier Communications of the Southwest Inc.
Frontier Communications of Thorntown, LLC
Frontier Communications of Virginia, Inc.
Frontier Communications of Wisconsin LLC
Frontier Communications Online and Long Distance Inc.
Frontier Communications Services Inc.
Frontier Directory Services Company, LLC
Frontier Florida LLC
Frontier Infoservices Inc.
Frontier Midstates Inc.
Frontier Mobile LLC
Frontier North Inc.
Frontier Security Company
Frontier Services Corp.
Frontier Southwest Incorporated
Frontier Subsidiary Telco LLC

Frontier Techserv, Inc.
Frontier Telephone of Rochester, Inc.
Frontier Video Services Inc.
Frontier West Virginia Inc.
GVN Services
Navajo Communications Co., Inc.
N C C Systems, Inc.
Newco West Holdings LLC
Ogden Telephone Company
Phone Trends, Inc.
Rhinelander Telecommunications, LLC
Rib Lake Cellular for Wisconsin RSA #3, Inc.
Rib Lake Telecom, Inc.
SNET America, Inc.
TCI Technology & Equipment LLC
The Southern New England Telephone Company
Total Communications, Inc.

Execution Version

EXHIBIT B

Restructuring Term Sheet

Frontier Communications Corporation et al.

Restructuring Term Sheet

April 14, 2020

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY EXCHANGE OR PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH SECTION 4(A)(2) OF THE SECURITIES ACT OF 1933 AND/OR SECTION 1145 OF THE BANKRUPTCY CODE AND APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE STATUTES, RULES, AND LAWS.

THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ANY AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION CONSISTENT WITH THIS TERM SHEET AND OTHERWISE REASONABLY ACCEPTABLE TO THE REQUIRED CONSENTING NOTEHOLDERS AND THE COMPANY PARTIES (EACH AS DEFINED HEREIN) IN THE MANNER SET FORTH IN THE RSA.  THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES, AND LAWS.  THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN ARE STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY PARTIES AND THE REQUIRED CONSENTING NOTEHOLDERS.

This Term Sheet (including the annexes attached hereto, this “Term Sheet”) sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing debt of, existing equity interests in, and certain other obligations of Frontier Communications Corporation (“Frontier”) and certain of its direct and indirect subsidiaries1 (collectively with Frontier, the “Company Parties” or “Debtors”), through a pre-negotiated plan of reorganization (the “Plan”) to be filed by the Company Parties after commencing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).2  Following the occurrence of the Plan effective date (the “Plan Effective Date”), Frontier (or an entity formed to indirectly acquire substantially all of the assets and/or stock of the Debtors as may be contemplated by the Restructuring) shall be referred to herein as “Reorganized Frontier”.  This Term Sheet is for discussion purposes only, and is non-binding, and is not an express or implied offer with regard to the transactions described herein, and does not include all of the terms or conditions relating to such transactions.  Without limiting the generality of the foregoing, the terms contained herein are subject to, among other things, completion of due diligence and requisite internal approvals.  Any agreements with respect to the matters discussed herein shall be subject in all respects to the negotiation and execution of definitive documentation, including, without limitation, a restructuring support agreement (the “RSA”) among the Debtors and certain holders of unsecured notes (the “Consenting Noteholders”) issued by Frontier (the “Senior Notes”) including members of the (a) ad hoc group represented by Milbank LLP and Houlihan Lokey Capital, Inc. and (b) ad hoc group represented by Akin Gump Strauss Hauer & Feld LLP and Ducera Partners LLC ((a) and (b), the “Noteholder Committees”).  Nothing herein shall constitute or be construed as an admission of any fact or liability, and each statement contained herein is made without prejudice, solely for settlement purposes.

[1]	Applicable Debtors to be mutually agreed by Frontier and the Required Consenting Noteholders.

[2]	Capitalized terms used but not otherwise defined or referenced herein shall have the meanings ascribed to such terms as set forth in the RSA.

OVERVIEW
Implementation
No earlier than April 12, 2020 and no later than April 15, 2020, the Debtors will have commenced the Chapter 11 Cases.  Subject to the terms and conditions of the RSA (which shall include additional milestones, consent rights, and conditions not set forth in this Term Sheet), the Restructuring will be structured, implemented, and accomplished through the Plan and other definitive documentation to be consistent with this Term Sheet and otherwise reasonably acceptable to the Company Parties and the Required Consenting Noteholders[3]; provided, however, that the Company Parties and Required Consenting Noteholders agree that the Company Parties shall not be required to file a motion to assume for the RSA to be effectuated on or after the commencement of the Chapter 11 Cases.  No later than 120 calendar days after the Petition Date, the Company Parties shall obtain confirmation of the Plan, which shall, for the avoidance of doubt, be on terms consistent with the RSA and this Term Sheet.

Required Support
The effectiveness of the RSA shall occur upon execution of the RSA by the following parties (such date, the “RSA Effective Date”):

•   holders of at least sixty-six and two-thirds (66.67) percent of the aggregate outstanding principal amount of Senior Notes; and

•    the Company Parties.

TREATMENT OF CLAIMS AND INTERESTS[4]
Revolving Credit Facility[5]
To the extent not already satisfied in full during the Chapter 11 Cases from the proceeds of the DIP Facility (as defined herein), paid in full on the Plan Effective Date.

•  To receive cash interest at non-default rate during the Chapter 11 Cases until repayment of the Revolving Credit Facility (as applicable).

[3]
“Required Consenting Noteholders” means, as of the relevant date, the Consenting Noteholders holding greater than 50.1% of the aggregate outstanding principal amount of Senior Notes that are subject to the RSA.

[4]
Wherever more than one potential treatment for a class of claims is contemplated (e.g., Revolving Credit Facility, 1L Term Loan, 1L Notes, 2L Notes), the Debtors’ election of specific treatment for claims (including any election to satisfy such claims prior to the Plan Effective Date) to be subject to the reasonable consent of the Required Consenting Noteholders.  Any adequate protection to be consistent with this Term Sheet and otherwise reasonable and customary and subject to the reasonable consent of the Required Consenting Noteholders.

For the avoidance of doubt, in the event that treatment of a class of claims contemplates payment of cash interest at the non‑default rate during the Chapter 11 Cases until repayment thereunder and/or no make whole, and the Company Parties are subject to litigation, threatened litigation, or otherwise as a result of such treatment, the RSA may not be terminated with respect to the Company Parties by the Required Consenting Noteholders on account of such litigation, threatened litigation, or otherwise; provided, that the RSA may be terminated with respect to the Company Parties by the Required Consenting Noteholders if the Company Parties (a) take any position in any such litigation, threatened litigation, or other dispute that is materially inconsistent with this Term Sheet or (b) enter into any settlement of any such litigation, threatened litigation, or other dispute that is not reasonably acceptable to the Required Consenting Noteholders.

Further, for the avoidance of doubt, although the RSA will require the Consenting Noteholders to support the treatments specified herein (including voting for the Plan when properly solicited) in their capacities as holders of Senior Notes, nothing shall preclude a Consenting Noteholder from asserting any rights in its capacity as a holder of other claims against or interests in the Company Parties.

[5]
If, prior to the commencement of the Chapter 11 Cases, the Company Parties agree to a proposed treatment for the holders of Revolving Credit Facility Claims that differs from the treatment stated in this Term Sheet, any Consenting Noteholder that objects to such treatment shall have the right, within 24 hours of notice by the professionals representing the Company Parties to the professionals representing the Noteholder Committees, to withdraw its executed signature page to the RSA.

1L Term Loan[6]
To the extent not already satisfied in full during the Chapter 11 Cases from the proceeds of the DIP Facility, paid in full on the Plan Effective Date or, solely in the event the Company Parties cannot procure financing on terms acceptable to the Company Parties and the Required Consenting Noteholders to repay the 1L Term Loan in full, reinstated pursuant to section 1124 of the Bankruptcy Code on the Plan Effective Date.

•    To receive cash interest at non-default rate during the Chapter 11 Cases until repayment or reinstatement of the 1L Term Loan (as applicable); no make whole.

1L Notes[7]
To the extent not already satisfied in full during the Chapter 11 Cases from the proceeds of the DIP Facility, paid in full on the Plan Effective Date or, solely in the event the Company Parties cannot procure financing on terms acceptable to the Company Parties and the Required Consenting Noteholders to repay the 1L Notes in full, reinstated pursuant to section 1124 of the Bankruptcy Code on the Plan Effective Date.

•    To receive cash interest at non-default rate during the Chapter 11 Cases until repayment or reinstatement of the 1L Notes (as applicable); no make whole.

2L Notes
To the extent not already satisfied in full during the Chapter 11 Cases from the proceeds of the DIP Facility, paid in full on the Plan Effective Date or, solely in the event the Company Parties cannot procure financing on terms acceptable to the Company Parties and the Required Consenting Noteholders to repay the 2L Notes in full, reinstated pursuant to section 1124 of the Bankruptcy Code on the Plan Effective Date.

•    The Company Parties and the Required Consenting Noteholders shall mutually agree to one of the following forms of treatment:

o     to receive cash interest at non-default rate during the Chapter 11 Cases until repayment or reinstatement of the 2L Notes (as applicable); no make whole; or

o    no cash interest payments during the Chapter 11 Cases; to receive accrued non-default rate interest on the Plan Effective Date; no make whole.

[6]
If, prior to the commencement of the Chapter 11 Cases, the Company Parties agree to a proposed treatment for the holders of 1L Term Loan Claims that differs from the treatment stated in this Term Sheet, any Consenting Noteholder that objects to such treatment shall have the right, within 24 hours of notice by the professionals representing the Company Parties to the professionals representing the Noteholder Committees, to withdraw its executed signature page to the RSA.

[7]
If, prior to the commencement of the Chapter 11 Cases, the Company Parties agree to a proposed treatment for the holders of 1L Notes Claims that differs from the treatment stated in this Term Sheet, any Consenting Noteholder that objects to such treatment shall have the right, within 24 hours of notice by the professionals representing the Company Parties to the professionals representing the Noteholder Committees, to withdraw its executed signature page to the RSA.

Senior Notes[8]
On or as soon as reasonably practicable following the Plan Effective Date, each holder of Senior Notes will receive its pro rata share of:
•   100% of the common equity of Reorganized Frontier (the “New Common Stock”), subject to dilution by the Management Incentive Plan (as defined below);

•    The Takeback Debt (as defined below); and

•    Any Surplus Cash remaining after payments of the Incremental Payments as contemplated hereunder.[9]

Subsidiary Secured Notes
Reinstated pursuant to section 1124 of the Bankruptcy Code on or as soon as reasonably practicable following the Plan Effective Date.
•    To receive cash interest at non-default rate during the Chapter 11 Cases.

Subsidiary Unsecured Notes
Reinstated pursuant to section 1124 of the Bankruptcy Code on or as soon as reasonably practicable following the Plan Effective Date.
•    To receive cash interest at non-default rate during the Chapter 11 Cases.

Trade Claims/Other Unsecured Claims (other than Parent Litigation Claims)
To the extent not already satisfied during the Chapter 11 Cases, on or as soon as reasonably practicable following the Plan Effective Date, each holder of a Trade Claim or other unsecured claim (other than Parent Litigation Claims), if applicable, that is not a Senior Notes Claim or Subsidiary Unsecured Notes Claim will receive:
•    payment in full in cash;

•    reinstatement pursuant to section 1124 of the Bankruptcy Code; or

•    such other treatment rendering such Trade Claim/Other Unsecured Claim unimpaired, in each case set forth above, as reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

[8]
Confirmation order to provide that, for determining distributions of New Common Stock, Takeback Debt, and Surplus Cash, the allowed amount of Senior Notes Claims shall be reduced on a dollar-for-dollar basis by the amount of Incremental Payments that are to be made on account of each series of Senior Notes on the Plan Effective Date.

[9]
“Surplus Cash” means the amount of unrestricted balance sheet cash in excess of $150 million on the Plan Effective Date as projected 30 days prior to the anticipated Plan Effective Date (in each case, estimated and calculated in a manner reasonably acceptable to the Company Parties and the Required Consenting Noteholders, including in respect of available net after-tax cash proceeds from the PNW Sale (as defined below) and less any deferred pension contribution payments, and any interest associated therewith, of the Company Parties under the CARES Act or applicable IRS/PBGC waiver, potential costs related to regulatory settlements, and other restructuring related payments due on the Plan Effective Date, including any required repayments of debt and the Incremental Payments (as defined below)); provided, the Company Parties shall use commercially reasonable best efforts to raise an $850 million Exit Facility (including seeking proposals from Consenting Noteholders), to be comprised of a revolving credit facility and/or other funded instrument, with any such proceeds expressly excluded from Surplus Cash; provided, further, that to the extent the Exit Facility commitment is below $850 million, the amount of Surplus Cash shall be reduced in an amount equal to the difference between $850 million and the actual Exit Facility commitment.  Further, for the avoidance of doubt, the Exit Facilities (as defined herein) shall remain undrawn as of the Plan Effective Date (excluding any required LCs).

Parent Litigation Claims
Unimpaired, provided that litigation-related claims against Frontier that would be subject to the automatic stay (except those subject to the police and regulatory exception) (the “Parent Litigation Claims”) will be allowed in an amount that does not exceed existing insurance coverage plus $25 million.  In the event the foregoing condition is not satisfied, treatment of Parent Litigation Claims to be acceptable to the Company Parties and the Required Consenting Noteholders.  During the Chapter 11 Cases, the Required Consenting Noteholders shall have consultation rights with respect to the settlement, disposition, and/or resolution of any material Parent Litigation Claims.  For the avoidance of doubt, the Parent Litigation Claims shall not include any litigation-related claims against any of Frontier’s direct or indirect subsidiaries.

Administrative, Priority Tax, Other Priority Claims, or Other Secured Claims
On or as soon as reasonably practicable following the Plan Effective Date, each holder of an Administrative, Priority Tax, Other Priority, or Other Secured Claim will receive:
•    payment in full in cash;

•    reinstatement pursuant to section 1124 of the Bankruptcy Code;

•   delivery of the collateral securing any such secured claim and payment of any interest required under section 506(b) of the Bankruptcy Code; or

•  such other treatment rendering such Administrative, Priority Tax, Other Priority, or Other Secured Claim unimpaired.

Intercompany Claims	On the Plan Effective Date, all Intercompany Claims shall be, at the option of Reorganized Frontier, either (a) reinstated or (b) cancelled without any distribution on account of such interests.
Existing Equity Interests in Frontier	No recovery.
OTHER KEY TERMS
Incremental Payments
Subject to the occurrence of the RSA Effective Date and acceptance of the Plan by the Senior Notes class, Frontier will make a cash payment on the Plan Effective Date (to the extent of available Excess Cash10) to each holder of Senior Notes (the “Incremental Payments”).  The Incremental Payments allocable to each holder of each series of Senior Notes shall be based on each such series’s pro rata share of the Incremental Payment Amount (as defined below).

“Incremental Payment Amount” means, with respect to each series of Senior Notes, (a) if the amount of Excess Cash is equal to or greater than the sum of all Series Accrued Amounts, the Series Accrued Amount for such series, (b) if the amount of Excess Cash is less than the sum of all Series Accrued Amounts but greater than zero, an amount equal to Excess Cash multiplied by the Series Ratable Share for such series, or (c) if Excess Cash is zero, zero.

“Series Accrued Amount” means, with respect to any series of Senior Notes, the Series Accrued Amount specified on Annex 2 with respect to such series of Senior Notes.

“Series Ratable Share” means, with respect to any series of Senior Notes, the Series Ratable Share specified on Annex 2 with respect to such series of Senior Notes.

Payment of the Incremental Payments shall be made to every holder of each series of Senior Notes in respect of the portion of the Series Accrued Amounts related to such holder’s holdings in such series of Senior Notes.  For the avoidance of doubt, for purposes of determining distributions of New Common Stock, Takeback Debt, and Surplus Cash, the allowed amount of Senior Notes Claims shall be reduced on a dollar-for-dollar basis by the amount of Incremental Payments that are to be made on the Plan Effective Date.

[10]
“Excess Cash” means the amount of unrestricted balance sheet cash in excess of $150 million on the Plan Effective Date as projected 30 days prior to the anticipated Plan Effective Date (in each case, estimated and calculated in a manner reasonably acceptable to the Company Parties and the Required Consenting Noteholders, including in respect of available net after-tax cash proceeds from the PNW Sale (as defined below) and less any deferred pension contribution payments, and any interest associated therewith, of the Company Parties under the CARES Act or applicable IRS/PBGC waiver, potential costs related to regulatory settlements, and other restructuring related payments due on the Plan Effective Date, including any required repayments of debt but excluding the Incremental Payments).  For the avoidance of doubt, any Incremental Payments will be made from Excess Cash first prior to the determination of, and distribution of, any Surplus Cash.  Further, for the avoidance of doubt, the Exit Facilities shall remain undrawn as of the Plan Effective Date (excluding any required LCs).

DIP Facility
The Debtors will use commercially reasonable best efforts to obtain commitments on the best available terms for a superpriority secured debtor-in-possession financing facility, with an option for conversion into an Exit Facility (as defined below) on the Plan Effective Date, on terms and conditions (including as to principal amount), in each case, reasonably acceptable to the Company Parties and reasonably acceptable to the Required Consenting Noteholders.  The proceeds of all or a portion of the DIP Facility may be used to repay some or all of the Debtors’ existing secured debt (i.e., the Revolving Credit Facility, the 1L Term Loan, the 1L Notes, and the 2L Notes).  To the extent not converted into an Exit Facility, DIP Claims will be paid in cash on the Plan Effective Date.

Exit Facilities
The Debtors will use commercially reasonable best efforts to obtain commitments on the best available terms for one or more third-party debt facilities to be entered into on the Plan Effective Date (the “Exit Facilities”).  The Exit Facilities shall be in an amount reasonably sufficient to facilitate Plan distributions and ensure incremental liquidity on the Plan Effective Date, and will otherwise be on terms and conditions (including as to amount) reasonably acceptable to the Debtors and reasonably acceptable to the Required Consenting Noteholders.

The Exit Facilities shall remain undrawn as of the Plan Effective Date (excluding any required LCs).

Takeback Debt
One or more of the reorganized Debtors will issue takeback debt (the “Takeback Debt”), solely for the purpose of distribution to each holder of Senior Notes pursuant to the Plan.  Unless otherwise agreed to by the Company Parties and the Required Consenting Noteholders, the terms of such Takeback Debt shall include:

•    Principal amount:  $750 million, subject to downward adjustment by Consenting Noteholders holding at least 66 2/3% of the aggregate outstanding principal amount of Senior Notes that are subject to the RSA (the “Determining Noteholders”), with such determination to be made no later than 30 days before the occurrence of the Plan Effective Date.

•    Interest rate:  (i) no more than 250 basis points higher than the interest rate of the next most junior secured debt facility to be entered into on the Plan Effective Date if the Takeback Debt is secured on a third lien basis or (ii) no more than 350 basis points higher than the interest rate of the most junior secured debt facility to be entered into on the Plan Effective Date if the Takeback Debt is unsecured.

•    Maturity:  No less than one year outside of the longest-dated debt facility to be entered into on the Plan Effective Date, subject to an outside maturity date of 8 years from the Plan Effective Date.

•    Security:  (i) to the extent the 2L Notes are reinstated under the Plan, the Takeback Debt will be third lien debt, or (ii) to the extent the 2L Notes are paid in full in cash during the pendency of the Chapter 11 Cases or under the Plan, the Company Parties and the Required Consenting Noteholders will agree on whether the Takeback Debt will be secured or unsecured within 3 business days of the Debtors’ delivery to the Consenting Noteholders of a term sheet for financing to repay the 2L Notes that contains terms and conditions reasonably acceptable to the Company Parties and the Required Consenting Noteholders; provided that such agreement will be binding in the event the 2L Notes are refinanced on substantially similar terms; provided, further, that in the event the Takeback Debt is third lien debt, a standard intercreditor agreement shall be executed and delivered by the relevant parties in conjunction with the execution and delivery of any third-lien debt documents.  For the avoidance of doubt, the Debtors will exercise commercially reasonable best efforts to obtain financing to repay the 2L Notes on terms and conditions reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

•    Additional Terms:

o     All other terms including, without limitation, covenants and governance, shall be reasonably acceptable to the Company Parties and the Required Consenting Noteholders; provided that in no event shall such terms be more restrictive than those in the indenture for the 2L Notes.

o    Any terms may be modified subject to consent by the Company Parties and the Required Consenting Noteholders; provided, that as noted above, downward adjustment of principal amount shall require consent of the Company Parties and the Determining Noteholders.

o    The Takeback Debt may be replaced with cash proceeds of third-party market financing that becomes available prior to the Plan Effective Date; provided that the third-party market financing shall contain terms no worse than those contemplated for the Takeback Debt.

Pension/OPEB
The Company Parties and the Consenting Noteholders shall confer regarding potential cost savings and concessions under the Company Parties’ pension/OPEB plans and determine in good faith whether to pursue further concessions; provided, that from and after the RSA Effective Date, the Finance Committee of the Board, in consultation with the Required Consenting Noteholders, shall be charged with overseeing and making decisions on behalf of the Company Parties with respect to any negotiations regarding the “freeze” of the Company Parties’ pension/OPEB plans.

Business Plan
The Restructuring contemplates the development and implementation of a business plan for Reorganized Frontier that is consistent with this Term Sheet and otherwise acceptable to the Company Parties and reasonably acceptable to the Required Consenting Noteholders.

The Debtors shall solicit a Disclosure Statement containing go-forward financial projections for: (a) the Debtors’ “base case” business plan; (b) the Debtors’ “reinvestment” sensitivity case; and (c) an alternative “reinvestment” sensitivity case that will be delivered to the Consenting Noteholders by the RSA Effective Date.  The contents of the Disclosure Statement shall provide appropriate disclosures regarding the preparatory work for each business plan and scenario and otherwise be reasonably acceptable to the Required Consenting Noteholders; provided, that the Debtors shall bear no obligation to attest to the Debtors’ management team’s view of reasonableness for either sensitivity case if sufficient preparatory work has not been conducted as of the date on which the Disclosure Statement is filed.

The analyses contained in the Debtors’ “reinvestment” sensitivity case shall be premised on the following:

•    Material de-leveraging of the balance sheet;

•    Modernization of network, systems and operations, and improved quality of service for consumer, commercial and wholesale customers;

•    Reinvestment of capital into fiber expansion and FTTx upgrades with IRR profiles that are viewed as acceptable to Company Parties; and

•    Opportunistic participation in next generation of government subsidies for rural broadband (“RDOF” program).

The Debtors will use commercially reasonable efforts to provide a detailed report within 120 days of the RSA Effective Date on the following:

•    Specific initiatives for modernization and improved quality of service; and

•    A plan for participation in the upcoming RDOF auction including the following:

o     technology plan;

o     building strategy to maximize success at the accretive returns; and

o     assessment of potential sensitivities around different return requirement thresholds.

The Debtors will use commercially reasonable efforts to provide by January 31, 2021 the following:

•   New budgetary plan, which shall be developed in consideration of the foregoing materials, including, but not limited to, as appropriate, information derived from results of upcoming RDOF auction and concepts of investment underlying Virtual Separation (as defined below); and

•    Capital spending into fiber expansion and FTTx upgrades within the network.

The Debtors will use commercially reasonable best efforts to provide a detailed report by no later than the Plan Effective Date detailing analysis and development of the following:

•    a virtual separation under the same ownership structure of select state operations where the reorganized Debtors will conduct fiber deployments (“InvestCo”) from those state operations where the reorganized Debtors will perform broadband upgrades and operational improvements (“ImproveCo”), with such allocation of state operations to be reasonably acceptable to the Company Parties and the Required Consenting Noteholders (the “Virtual Separation”), such that the Reorganized Frontier Board (as defined below) may, at its determination, adopt and implement the Virtual Separation at any time on or after the Plan Effective Date; and

•    an internal revenue and cost sharing model based around the Virtual Separation.[11]

The Debtors will use commercially reasonable efforts to deliver by no later than the applicable date specified below, on a one-time basis, based on available analytics, each of the following:

•    no later than 3 business days after the RSA Effective Date, the Debtors’ “base case” business plan; and

•    no later than 10 business days after the RSA Effective Date, (a) the Debtors’ “reinvestment” sensitivity case and (b) an alternative “reinvestment” sensitivity case for the reorganized Debtors in a form consistent with the analysis underlying the Virtual Separation, and otherwise reasonably acceptable to the Required Consenting Noteholders; provided, however, the Company Parties shall not be bound by how the ImproveCo and InvestCo clusters are defined in these cases, as all parties recognize that the composition of these clusters may change from time to time as part of the Virtual Separation evaluation process.

Notwithstanding anything to the contrary herein, any materials that constitute material, non-public information shall only be delivered to the Consenting Noteholders’ advisors and the Company Parties will not have an obligation to disclose any such materials to any Consenting Noteholders unless the Company Parties and such Consenting Noteholders have entered into a mutually acceptable confidentiality agreement with respect to such information.

[11]
Within 14 days after the RSA Effective Date, the advisors to the Company Parties will provide to the advisors to the Consenting Noteholders (on a professionals’ eyes only basis) a detailed timeline with respect to the Virtual Separation and will provide updates to the advisors to the Consenting Noteholders (on a professionals’ eyes only basis) not less frequently than monthly as to progress with respect to the Company Parties’ efforts in connection therewith.

Pre-Effective Date Implementation
Upon the RSA Effective Date, the finance committee of Frontier’s Board (the “Finance Committee”) will oversee certain initiatives and decisions during the period from the RSA Effective Date until the Plan Effective Date, including the following:

•    Management evaluation and selection process for the reorganized Debtors with respect to certain key management positions.

•   Evaluation and oversight of any material asset sale proposals and implementation of any asset sales, if any (including selection of the M&A financial advisor with respect thereto, if applicable).

•    Material strategic decisions relating to the restructuring.

•    The Debtors’ use of commercially reasonable best efforts to analyze and develop a detailed report regarding Virtual Separation by no later than the Plan Effective Date in accordance with this Term Sheet.

Upon the RSA Effective Date, and until the earlier of (a) the Plan Effective Date and (b) the date on which the RSA is terminated in accordance with its terms, the Consenting Noteholders shall be entitled to designate two observers to Frontier’s Board (and the Finance Committee) that are reasonably acceptable to Frontier’s Board (who shall be “independent” within the meaning of the rules of any stock exchange on which the shares of Frontier are listed (or if not so listed, would qualify under the rules of the New York Stock Exchange)): one observer to be appointed by the Consenting Noteholders represented by Akin Gump Strauss Hauer & Feld LLP and Ducera Partners LLC and one observer to be appointed by the Consenting Noteholders represented by Milbank LLP and Houlihan Lokey Capital, Inc.

Such board observer rights shall permit the observers’ active and regular participation in Board (and Finance Committee) discussions and deliberations; provided, that, any such participation shall be subject to agreements reasonably acceptable to the Company Parties and the Required Consenting Noteholders that preserve confidentiality and privilege of such discussions and deliberations.  Each observer shall be paid a reasonable and customary fee and reimbursed for all reasonable out-of-pocket expenses.

The Company Parties shall consult with the Consenting Noteholders with respect to certain Specified Material Actions.[12]  The Company Parties shall not take action with respect to the Specified Material Actions absent reasonable consent from the Required Consenting Noteholders.

Promptly following the RSA Effective Date, the Finance Committee, together with one designee to be appointed by the Consenting Noteholders represented by Akin Gump Strauss Hauer & Feld LLP and Ducera Partners LLC and one designee to be appointed by the Consenting Noteholders represented by Milbank LLP and Houlihan Lokey Capital, Inc. (such designees, the “Management Selection Designees”) shall commence and oversee a management selection process for the reorganized Debtors with respect to certain key management positions.  The identity and compensation of any person that is proposed to be retained for, appointed to or hired for a key management position (effective either before or upon the Plan Effective Date), including any person occupying a management role on or after the RSA Effective Date, but before the Plan Effective Date who is proposed to retain such position or be appointed to a different senior management position shall be reasonably acceptable to the Management Selection Designees and reasonably acceptable to the Required Consenting Noteholders.

[12]	“Specified Material Actions” to be mutually agreed by Frontier and the Required Consenting Noteholders prior to the RSA Effective Date.

New Board of Directors
The board of directors of Reorganized Frontier (the “Reorganized Frontier Board”) shall consist of directors, the number and identities of which shall be determined by the Required Consenting Noteholders.

Key Employee Incentive / Retention Plans
During the Chapter 11 Cases, the Debtors shall implement a key employee incentive plan and key employee retention plan for certain employees, in amounts, allocations, and subject to customary terms, conditions, documentation and metrics, in each case, that are reasonably acceptable to the Required Consenting Noteholders.

Management Incentive Plan
On the Plan Effective Date, the reorganized Debtors will reserve a pool of 6% (on a fully diluted basis) of the New Common Stock (the “Management Incentive Plan Pool”) for a post-emergence management incentive plan for management employees of the reorganized Debtors, which will contain terms and conditions (including, without limitation, with respect to participants, form, allocation, structure, duration and timing and extent of issuance and vesting), in each case, as determined at the discretion of the Reorganized Frontier Board after the Plan Effective Date; provided, that up to 50% of the Management Incentive Plan Pool may be allocated prior to the Plan Effective Date as emergence grants (“Emergence Awards”) to individuals selected to serve in key senior management positions after the Plan Effective Date (as and when such individuals are selected as contemplated by and subject to the consent rights specified in this Term Sheet); provided, further, that the Emergence Awards will have terms and conditions (including, without limitation, with respect to form, allocation, structure, duration, timing and extent of issuance and vesting) that are acceptable to the Debtors and the Required Consenting Noteholders.  For the avoidance of doubt, the Debtors and the Required Consenting Noteholders shall work jointly in good faith to effectuate the intent of the foregoing.

Asset Sales
The Debtors shall use commercially reasonable efforts to evaluate potential sales of assets during the Chapter 11 Cases (in certain specified markets and other markets as may be identified) and, as appropriate, prepare for and commence a marketing process for and, if applicable and approved by the Required Consenting Noteholders, consummate such potential sales of assets.

The Finance Committee shall oversee any such asset sale process.

Any material asset sales to be subject to monitoring by and reasonable consent of the Required Consenting Noteholders, including with respect to any such sale process.

PNW Sale
The Debtors will promptly file a motion after the Petition Date to assume the Purchase Agreement, dated as of May 28, 2019, among Frontier, Frontier Communications ILEC Holdings LLC, and Northwest Fiber, LLC, as amended, amended and restated, or otherwise modified from time to time, and close the sale (the “PNW Sale”) as soon as reasonably practicable.  Any extension or material amendment of the Purchase Agreement shall be on terms reasonably acceptable to the Required Consenting Noteholders.

Noteholder Reporting
The Debtors shall make certain additional reporting (including key performance indicators to be agreed) available to Noteholders during the course of the Chapter 11 Cases pursuant to mutually agreed upon procedures.

Structure/Tax
The Debtors and the Consenting Noteholders will cooperate in good faith to structure the Restructuring as a “Bruno’s transaction” pursuant to which Frontier sells substantially all the assets and/or stock of the Debtors in a taxable transaction to an indirect subsidiary of Reorganized Frontier; provided, however, that if the Debtors and the Required Consenting Noteholders determine that an alternative structure would be more value maximizing than such a “Bruno’s transaction,” then the Debtors and the Required Consenting Noteholders will cooperate in good faith to implement such alternative structure in the Restructuring.  The Debtors shall use commercially reasonable efforts to analyze additional asset-level information and, as appropriate, evaluate potential alternative value-maximizing structures, including REIT structures.

Regulatory
The Debtors will use commercially reasonable efforts to, (i) as soon as reasonably practicable, commence any required regulatory approval processes, (ii) evaluate the path to approval by jurisdiction including a cost/benefit analysis of any conditions of approval, (iii) secure approval from the FCC, PUCs, and other applicable regulatory bodies, and (iv) provide progress reports to the Required Consenting Noteholders’ advisors with respect to regulatory approval processes.

Reorganized Frontier New Common Stock
As determined by the Required Consenting Noteholders and the Debtors prior to the Plan Effective Date, upon emergence from the Chapter 11 Cases, the New Common Stock may be listed on a recognized U.S. stock exchange.  In the event the Required Consenting Noteholders and the Debtors determine that the New Common Stock should be listed on a recognized U.S. stock exchange, Reorganized Frontier shall use commercially reasonable efforts to have the New Common Stock listed on a recognized U.S. stock exchange as promptly as reasonably practicable on or after the Plan Effective Date, and prior to any such listing to use commercially reasonable efforts to qualify its shares for trading in the pink sheets.

MISCELLANEOUS PROVISIONS
Conditions Precedent to Consummation of the Restructuring
The occurrence of the Plan Effective Date shall be subject to the following conditions precedent:
•   The Bankruptcy Court shall have entered the order confirming the Plan (the “Confirmation Order”), and such Confirmation Order shall be a Final Order and in full force and effect;

•    Reorganized Frontier’s New Common Stock shall have been issued;

•    The Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein shall have been filed with the Bankruptcy Court;

•    Any and all requisite regulatory approvals, and any other authorizations, consents, rulings, or documents required to implement and effectuate the Plan shall have been obtained;

•    Payment of all professional fees and other amounts contemplated to be paid under the RSA and the Plan;

•   The Debtors shall have used commercially reasonable best efforts to analyze and develop a detailed report regarding Virtual Separation; and

•    Such other conditions as mutually agreed by the Company Parties and the Required Consenting Noteholders.

Releases and Exculpation	The releases to be included in the Plan will be consistent with those set forth in Annex 1 to this Term Sheet.[13]
Fiduciary Out
Notwithstanding anything to the contrary herein, nothing in this Term Sheet or any of the Definitive Documents shall require the Company Parties, nor any of the Company Parties’ directors, managers, or officers, to take or refrain from taking any action to the extent such person or persons determines based on advice of counsel that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided, that the Company Parties shall be required to notify the Consenting Noteholders promptly in the event of any such determination, in which case the Consenting Noteholders will have a termination right.

The Definitive Documents shall provide that such agreements or undertakings, as applicable, shall be terminable by the Company Parties and the Consenting Noteholders where any Company Parties’ board of directors or similar governing body, determines in good faith and upon the advice of counsel that continued performance would be inconsistent with its fiduciary duties under applicable law.

Corporate Governance Documents
In connection with the Plan Effective Date, and consistent with section 1123(a)(6) of the Bankruptcy Code, Reorganized Frontier shall adopt customary corporate governance documents, including amended and restated certificates of incorporation, bylaws, and shareholders’ agreements in form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders.  Such governance documents shall contain indemnification provisions no less favorable than those contained in the existing governance documents of the Company Parties.

Director, Officer, Manager, and Employee Insurance	On the Plan Effective Date, the applicable Debtors shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies.
Exemption from SEC Registration
The issuance of all securities in connection with the Plan will be exempt to the extent permitted under section 1145 of the Bankruptcy Code and otherwise pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Indemnification of Prepetition Directors, Officers, Managers, et al.
Under the Restructuring, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company Parties, as applicable, shall be assumed and survive the effectiveness of the Restructuring.

[13]	Defined terms used but not otherwise defined in Annex 1 to this Term Sheet shall have the meaning ascribed to such terms in the RSA.

Plan Supplement
The following documents shall be filed by the Debtors no later than 7 days before the Confirmation hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents prior to the Plan Effective Date as amendments, including the following, as applicable:

(a) the form of certificate or articles of incorporation, bylaws, or such other applicable formation documents (if any) of Reorganized Frontier or any other reorganized Debtor, as applicable; (b) to the extent known, the identity and members of the Reorganized Frontier Board; (c) the Rejected Executory Contracts and Unexpired Lease List (if applicable); (d) the Schedule of Retained Causes of Action; (e) the Exit Facility Documents; (f) the Restructuring Transactions Memorandum; (g) as applicable, and consistent with the consent rights in this Term Sheet, documentation relating to the Emergence Awards, and (h) any additional documents necessary to effectuate the Plan.

Restructuring Fees and Expenses
The Company Parties shall pay all accrued and future fees and expenses of the Noteholder Committees in connection with the Restructuring, including the reasonable and documented fees and disbursements of (a) Akin Gump Strauss Hauer & Feld LLP, (b) Milbank LLP, (c) Ducera Partners LLC, (d) Houlihan Lokey Capital, Inc., (e) Altman Vilandrie & Company, and (f) October Three, in their capacities as counsel, financial advisors, and consultants, as applicable, and any other professionals retained by the Noteholder Committees in connection with the Restructuring, as set forth in the RSA; provided, that, the Company Parties shall not be obligated to pay any fees and expenses incurred by the Consenting Noteholders incurred after the Plan Effective Date.  For the avoidance of doubt, all accrued fees and expenses for the Noteholder Committees shall be paid upon the RSA Effective Date.  The Company Parties shall use commercially reasonable best efforts to obtain court approval for such payment promptly after commencement of the Chapter 11 Cases.[14]

[14]
Notwithstanding anything to the contrary, all “Transaction Fees” (as defined in the applicable engagement letters) to be deemed fully earned upon execution of the RSA and to be paid in full by no later than consummation of the Plan (and if a portion of such fee is payable on an earlier date pursuant to the applicable engagement letter, on such earlier date to the extent then payable, in each case, with any support condition to be deemed satisfied upon execution of the RSA).  Upon the occurrence of the RSA Effective Date, the Company Parties will provide agreed advance payment retainers to the advisors to the Noteholder Committees.

Annex 1

Proposed Plan Releases and Exculpation Provisions

Definitions
The following terms shall have the following definitions for purposes of this Annex 1:

•    “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

•   “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Causes of Action or remedies that may be brought by or on behalf of the Debtors or their estates or other parties in interest under the Bankruptcy Code or applicable non bankruptcy law, including Causes of Action or remedies under sections 502, 510, 542, 544, 545, 547–553, and 724(a) of the Bankruptcy Code or under other similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

•    “Causes of Action” any action, Claim, damage, judgment, cause of action, controversy, demand, right, action, suit, obligation, liability, debt, account, defense, offset, power, privilege, license, Lien, indemnity, guaranty or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract or in tort, at law or in equity, or pursuant to any other theory of law or otherwise.  For the avoidance of doubt, “Causes of Action” include:  (a) any right of setoff, counterclaim, or recoupment and any claim arising from any contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any right to object to or otherwise contest Claims or Equity Interests; (d) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

•     “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

•     “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

•    “Related Party” means, with respect to any Entity, in each case in its capacity as such with respect to such Entity, such Entity’s current and former directors, managers, officers, investment committee members, special committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors.

•    “Released Parties” means, collectively, each Released Company Party and each Released Noteholder Party.

•    “Releasing Parties” means, collectively, each Company Releasing Party and each Noteholder Releasing Party.

Company Releasing Parties	Each of the Company Parties and each of the Company Parties on behalf of their respective current and former Affiliates and Related Parties.
Consenting Noteholder Releasing Parties
Each Consenting Noteholder, on its own behalf and on behalf of each of its Affiliates and Related Parties, in each case, solely in their respective capacities as such with respect to such Noteholder and solely to the extent such Noteholder has the authority to bind such Affiliate or Related Party in such capacity.

Released Company Parties
Collectively, and in each case in its capacity as such:  (a) each Company Party; (b) each reorganized Debtor; (c) each current and former Affiliate of each Entity in clause (a) through the following clause (d); and (d) each Related Party of each Entity in clauses (a) through this clause (d).

Released Noteholder Parties
Collectively, and in each case in its capacity as such: (a) each Consenting Noteholder; (b) each Trustee; (c) each current and former Affiliate of each Entity in clause (a) through the following clause (d); and (d) each Related Party of each Entity in clauses (a) through this clause (d).

Debtor Release
Except as expressly set forth in this Agreement, effective on the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Company Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of, the foregoing Entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Company Releasing Parties, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Company Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Company Releasing Party, based on or relating to, or in any manner arising from, in whole or in part, the Company Parties (including the management, ownership or operation thereof), their capital structure, the purchase, sale, or rescission of any security of the Company Parties, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Company Party and any Released Party, the Chapter 11 Cases and related adversary proceedings, the Credit Facilities, the First Lien Notes, the Second Lien Notes, the IDRB, the Senior Notes, the DIP Facility, the Exit Facility, the assertion or enforcement of rights and remedies against the Company Parties’ out-of-court restructuring efforts, intercompany transactions between or among a Company Party and another Company Party, the formulation, preparation, dissemination, negotiation, or filing of this Agreement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Agreement or the Definitive Documents, the pursuit of consummation of the Plan, the administration and implementation of the Restructuring Transaction, or upon any other act or omission, transaction, agreement, event, or other occurrence related to the Company Parties taking place on or before the Plan Effective Date.

Third-Party Release
Except as expressly set forth in this Agreement, effective on the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Consenting Noteholder Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of any of the Company Parties, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity), based on or relating to, or in any manner arising from, in whole or in part, the Company Parties (including the management, ownership or operation thereof), their capital structure, the purchase, sale, or rescission of any security of the Company Parties, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Company and any Released Party, the Credit Facilities, the First Lien Notes, the Second Lien Notes, the IDRB, the Senior Notes, the DIP Facility, the Exit Facility, the assertion or enforcement of rights and remedies against the Company Parties’ out-of-court restructuring efforts, intercompany transactions between or among a Company Party and another Company Party, the formulation, preparation, dissemination, negotiation, or filing of this Agreement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Agreement or the Definitive Documents, the pursuit of consummation of the Plan, the administration and implementation of the Restructuring Transaction, or upon any other act or omission, transaction, agreement, event, or other occurrence related to the Company Parties taking place on or before the Plan Effective Date.

Exculpated Party
Collectively, and in each case in its capacity as such:  (a) each of the Debtors; (b) each of the reorganized Debtors; (c) the holders of Senior Notes; (d) each current and former Affiliate of each Entity in clause (a) through the following clause (e); and (e) each Related Party of each Entity in clause (a) through this clause (e).

Exculpation
Effective as of the Plan Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third‑Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, any Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for Causes of Action related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Annex 2

Series of Senior Notes	Series Accrued Amount ($)[15]	Series Ratable Share (%)
2020 April Notes	5,515,998.56	1.47
2020 September Notes	2,194,528.87	0.59
2021 July Notes	1,536,172.61	0.41
2021 September Notes	6,214,268.09	1.66
2022 April Notes	16,498,148.66	4.40
2022 September Notes	103,940,094.57	27.72
2023 Notes	9,135,260.60	2.44
2024 Notes	21,565,437.17	5.75
2025 January Notes	8,036,955.27	2.14
2025 September Notes	179,198,176.94	47.79
2025 November Notes	3,254,226.83	0.87
2026 Notes	8,918.58	0.002
2027 Notes	4,108,332.02	1.10
2031 Notes	6,416,686.24	1.71
2034 Notes	19,885.23	0.005
2035 Notes	1,732,462.73	0.46
2046 Notes	5,624,447.02	1.50
TOTAL	375,000,000.00	100.00

[15]	Amount of interest accrued but unpaid on each series of Senior Notes as of March 15, 2020, subject to an aggregate cap of $375,000,000.00.

EXHIBIT C

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”)1 by and among Frontier Communications Corporation (“Frontier”), the other Company Parties bound thereto and the Consenting Noteholders and agrees to be bound by the terms and conditions thereof to the extent the other Consenting Noteholders are thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein applicable to a Consenting Noteholder as of the date hereof and any further date specified in the Agreement.

Date Executed:

[CONSENTING NOTEHOLDER]

[INSERT ENTITY NAME]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2020 April Notes
2020 September Notes
2021 July Notes
2021 September Notes
2022 April Notes
2022 September Notes
2023 Notes
2024 Notes
2025 January Notes
2025 September Notes
2025 November Notes
2026 Notes
2027 Notes
2031 Notes
2034 Notes
2035 Notes
2046 Notes

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Frontier Communications Corporation (“Frontier”), the other Company Parties bound thereto and the Consenting Noteholders, including the transferor to the Transferee of any Senior Notes Claims or Incremental Payments (collectively, the “Transferred Claims,” and each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein applicable to a Consenting Noteholder as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

[CONSENTING NOTEHOLDER]

[INSERT ENTITY NAME]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2020 April Notes
2020 September Notes
2021 July Notes
2021 September Notes
2022 April Notes
2022 September Notes
2023 Notes
2024 Notes
2025 January Notes
2025 September Notes
2025 November Notes
2026 Notes
2027 Notes
2031 Notes
2034 Notes
2035 Notes
2046 Notes

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.